UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.         )

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AXIS CAPITAL HOLDINGS LIMITED

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March 21, 2011

Dear Shareholder:

You are cordially invited to attend the 2011 Annual General Meeting of Shareholders of AXIS Capital Holdings Limited (“AXIS”), to be held at AXIS Overbay Cottage, 11 Waterloo Lane, Pembroke HM 08, Bermuda, on Thursday, May 5, 2011 at 8:30 a.m. local time.

The attached Notice of Annual General Meeting of Shareholders and proxy statement describe the formal business to be transacted at the annual meeting. During the annual meeting, we will make available information relating to the operations of AXIS during the past year. Representatives from our independent registered public accounting firm, Deloitte & Touche Ltd., will be present to respond to appropriate questions from shareholders.

Please mark, date, sign and return your proxy card in the enclosed envelope by following the instructions on the proxy card at your earliest convenience. You may also vote over the Internet or by telephone by following the voting instructions printed on your proxy card. This will assure that your shares will be represented and voted at the meeting even if you do not attend.

Sincerely,

Michael A. Butt

Chairman of the Board

AXIS CAPITAL HOLDINGS LIMITED

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 5, 2011

Notice is hereby given that the Annual General Meeting of Shareholders of AXIS Capital Holdings Limited will be held at AXIS Overbay Cottage, 11 Waterloo Lane, Pembroke HM 08, Bermuda, on Thursday, May 5, 2011 at 8:30 a.m. local time for the following purposes:

1.	To elect the five Class II Directors listed herein to hold office until 2014;

2.	To approve, in a non-binding vote, the compensation of our named executive officers;

3.	To determine, in a non-binding vote, whether a shareholder vote to approve the compensation of our named executive officers should occur every one, two or three years;

4.	To appoint Deloitte & Touche Ltd., Hamilton, Bermuda, to act as our independent registered public accounting firm for the fiscal year ending December 31, 2011 and to authorize the Board of Directors, acting through the Audit Committee, to set the fees for the independent registered public accounting firm; and

5.	To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

Only shareholders of record, as shown by the AXIS transfer books at the close of business on March 7, 2011, are entitled to notice of and to vote at the meeting.

Our financial statements for the year ended December 31, 2010 together with the report of our independent registered public accounting firm in respect of these financial statements will be presented at the meeting.

By Order of the Board of Directors,

Richard T. Gieryn, Jr.

Corporate Secretary

Pembroke, Bermuda

March 21, 2011

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Shareholders to Be Held on May 5, 2011:

The Proxy Statement, the 2010 Annual Report to Shareholders and the Form 10-K of AXIS Capital Holdings Limited for 2010 are available at https://materials.proxyvote.com/G0692U.

PLEASE COMPLETE, DATE, SIGN AND RETURN THE ACCOMPANYING PROXY CARD IN THE RETURN ENVELOPE FURNISHED FOR THAT PURPOSE AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. IF YOU LATER DESIRE TO REVOKE YOUR PROXY FOR ANY REASON, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE ATTACHED PROXY STATEMENT. YOU ALSO MAY VOTE OVER THE INTERNET OR BY TELEPHONE BY FOLLOWING THE VOTING INSTRUCTIONS PRINTED ON THE ACCOMPANYING PROXY CARD.

AXIS CAPITAL HOLDINGS LIMITED

92 PITTS BAY ROAD, PEMBROKE HM 08, BERMUDA

PROXY STATEMENT

FOR

THE ANNUAL GENERAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 5, 2011

March 21, 2011

We are furnishing this proxy statement to the shareholders of AXIS Capital Holdings Limited in connection with the solicitation of proxies by the Board of Directors (the “Board”) of AXIS Capital Holdings Limited to be voted at the 2011 Annual General Meeting of Shareholders to be held at AXIS Overbay Cottage, 11 Waterloo Lane, Pembroke HM 08, Bermuda, on Thursday, May 5, 2011 at 8:30 a.m. local time, and at any postponements or adjournments of that meeting. Directions to the 2011 Annual General Meeting of Shareholders at AXIS Overbay Cottage may be obtained by contacting our Corporate Secretary at: +1.441.496.2600.

When used in this proxy statement, the terms “we,” “us,” “our,” “the Company,” “AXIS” and “AXIS Capital” refer to AXIS Capital Holdings Limited.

The approximate date on which we are first sending this proxy statement and the accompanying proxy card is March 21, 2011.

This proxy statement, our 2010 Annual Report to Shareholders and our Form 10-K for the fiscal year ended December 31, 2010 are available at https://materials.proxyvote.com/G0692U.

When the accompanying proxy card is properly executed and returned, the proxies named on the proxy card will vote the common shares, par value U.S. $0.0125 per share, of AXIS Capital at the meeting as specified on the following proposals:

•	the election of the five nominees for Class II Directors as identified in this proxy statement;

•	the approval, by non-binding vote, of the compensation of the named executive officers;

•	the recommendation, by non-binding vote of whether the non-binding shareholder vote to approve the compensation of our named executive officers should occur every one, two or three years;

•

the appointment of Deloitte & Touche Ltd. (“Deloitte”) to act as our independent registered public accounting firm for the fiscal year ending December 31, 2011 and the authorization of our Board, acting through the Audit Committee, to set the fees for the independent registered public accounting firm; and

•	such other business as may properly come before the meeting or any postponements or adjournments thereof.

Shareholders of record as of the close of business on March 7, 2011, the record date, are entitled to vote at the meeting. As of March 7, 2011, there were 117,422,903 outstanding common shares entitled to vote at the meeting. Except as set forth in our bye-laws, each common share entitles the holder of record to one vote. In accordance with our bye-laws, shareholders whose shares constitute 9.5% or more of the voting power of our common shares are entitled to less than one vote for each common share held by them, but only in the event that a U.S. Shareholder, as defined in our bye-laws, owning 9.5% or more of our common shares is first determined to exist. We will notify any shareholder whose voting power is reduced prior to the meeting.

Assuming that there is a quorum consisting of two or more persons present in person and representing in person or by proxy shares representing more than fifty percent (50%) of the aggregate voting power of the Company, the affirmative vote of a majority of the votes cast at the meeting by the holders of shares represented in person or by proxy at the annual meeting is required for the election of directors, the approval of the compensation paid to our named executive officers, whether the vote to approve the compensation paid to our named executive officers will occur every one, two or three years and the ratification of the appointment of Deloitte. Abstentions and instances where brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned a proxy (so-called “broker non-votes”) will be counted for purposes of determining a quorum. In determining whether (i) a director nominee has been elected by the shareholders; (ii) the compensation of our named executive officers has been approved; and (iii) the vote to approve the compensation paid to our named executive officers will occur every one, two or three years, abstentions and “broker non-votes” will have no effect on the outcome of any of these proposals because such shares are not considered votes cast. Under New York Stock Exchange rules, the proposal to ratify the appointment of Deloitte as our independent registered public accounting firm is considered a “discretionary” item. This means that brokers may vote in their discretion on this matter on behalf of their clients who have not furnished voting instructions. Therefore, there will be no “broker non-votes” on the ratification of the appointment of Deloitte and in determining whether the proposal has received the requisite number of affirmative votes to be approved, abstentions will have no effect on such proposal because such shares are not considered votes cast. We will count common shares held by shareholders who have signed their proxy cards or properly submitted their proxy by phone or over the internet but have not specified how their shares are to be voted towards the presence of a quorum, and we will vote those shares in accordance with management’s recommendations for each of the proposals contained in this year’s proxy statement.

Any shareholder giving a proxy has the power to revoke it prior to its exercise by sending notice of revocation to our Secretary in writing, by executing and delivering a subsequent proxy card or by voting in person at the meeting. To revoke a proxy previously submitted over the Internet or by telephone, you may simply vote again at a later date, using the same procedures, in which case your later submitted vote will be recorded and your earlier vote revoked. You may also vote in person at the Annual General Meeting.

Our financial statements for the year ended December 31, 2010 together with the report of our independent registered public accounting firm in respect of these financial statements will be presented at the meeting.

PROPOSAL 1. ELECTION OF DIRECTORS

Our Board is divided into three classes, designated Class I, Class II and Class III. The term of office for each Class II director expires at the Annual General Meeting in 2011; the term of office for each Class I director expires at the annual general meeting in 2012; and the term of office for each Class III director expires at the annual general meeting in 2013. At each annual general meeting, the successors of the class of directors whose term expires at that meeting will be elected to hold office for a term expiring at the annual general meeting to be held in the third year following the year of their election.

Five Class II directors are to be elected at the meeting to hold office until the annual general meeting in 2014. All of the nominees currently are directors. Our Corporate Governance and Nominating Committee recommended all of the nominees to our Board for election at the meeting. All nominees have consented to serve if elected. We do not expect that any of the nominees will become unavailable for election as a director, but if any nominee should become unavailable prior to the meeting, proxy cards authorizing the proxies to vote for the nominees will instead be voted for substitute nominees recommended by our Board.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE FOLLOWING NOMINEES.

The table below sets forth the names, ages, classes and positions of the nominees who are standing for election at the meeting:

Name	Age	Class	Position
Robert L. Friedman	68	II	Independent Director
Donald J. Greene	77	II	Independent Director
Cheryl-Ann Lister	53	II	Independent Director
Thomas C. Ramey	67	II	Independent Director
Wilhelm Zeller	66	II	Independent Director

Robert L. Friedman has served as a director since our inception. Since 1999, Mr. Friedman has been a Senior Managing Director of The Blackstone Group L.P., and from January 2003 to August 2010 he was also that firm’s Chief Legal Officer. Prior to joining Blackstone, Mr. Friedman was a partner at Simpson Thacher & Bartlett LLP for 25 years, where he served as a senior member of that law firm’s mergers and acquisitions practice. Mr. Friedman currently serves as a director of TRW Automotive Holdings Corp, FGIC Corporation and The India Fund, Inc.

Donald J. Greene has served as a director since our inception. Mr. Greene was a name partner of LeBoeuf, Lamb, Greene & MacRae LLP (now known as Dewey & LeBoeuf LLP), where he practiced from 1964 until his retirement in 2001. Mr. Greene also is a director of Associated Electric & Gas Insurance Services Limited and of its wholly-owned Lloyd’s syndicate management company, AEGIS Managing Agency Limited. He is a former director of AXA Financial Holdings and Equitable Life Assurance Company. He was a founding director and former Chairman of the International Insurance Foundation and a former director of the International Insurance Council. He is a member of the Board of Overseers of the School of Risk Management of St. John’s University (which school was formerly the College of Insurance) and a director of the Risk Foundation. In addition, he is an invested Commander of the Most Excellent Order of the British Empire by order of Her Majesty’s Government for service to Lloyd’s, the British insurance industry and the community of international insurance and law.

Cheryl-Ann Lister was elected as a director in September 2008. Ms. Lister began her career in 1980 in the investment department of the Bank of N.T. Butterfield & Son Limited. From 1987 to 1992, she served as the manager of the investment department at Bermuda Commercial Bank. In 1992, she joined EBT Securities Limited, a privately held international investment trading company, and ultimately served as a director with responsibilities for the company’s operations in Bermuda and Brazil. From 1999 through 2006, Ms. Lister served in both the Chairperson and Chief Executive Officer roles at the Bermuda Monetary Authority, which is responsible for regulating and supervising financial institutions in Bermuda. Ms. Lister was a founding member and President of the Bermuda Society of Financial Analysts and served as a Governor for the Association of Investment Management and Research (now the CFA Institute). She also served as President of the International Society of Financial Analysts. Ms. Lister currently serves as a consultant to the Bermuda Ministry of Justice on matters relating to anti-money laundering and anti-terrorism financing and is also the Chairperson of the National Anti-Money Laundering Committee.

Thomas C. Ramey was elected as a director in July 2009. Mr. Ramey was Chairman and President of Liberty International, a wholly owned subsidiary of Liberty Mutual Group, from 1997 to 2009. He also served as Executive Vice President of Liberty Mutual Group from 1995 through 2009. Prior to joining Liberty, he was President and Chief Executive Officer of American International Healthcare, a subsidiary of AIG, and founder and President of an international healthcare trading company. He is currently a trustee of the Brookings Institution and a director of The Warranty Group as well as Chairman of the International Fund for Animal Welfare. Mr. Ramey was formerly a member of the Chongqing Mayor’s International Advisory Council, a Director of the International Insurance Society and the Coalition of Services Industries.

Wilhelm Zeller was elected as a director in July 2009. From 1996 to June 2009, Mr. Zeller served as the Chairman of the Executive Board of Hannover Re. Prior to joining Hannover Re, he was a member of the Executive Board of Cologne Re from 1977 through 1995. In 1995, he was also a member of the Executive Council of General Re Corporation, the new principal shareholder of Cologne Re. From 1970 through 1977, Mr. Zeller served as the head of the Casualty Department and International Department Non-Life at Zurich Insurance Company. He currently is a corporate director and consultant, serving as a director of Towers Watson & Co. as well as a member of several advisory boards of German companies.

The table below sets forth the names, ages, classes and positions of the directors who are not standing for election at the meeting:

Name	Age	Class	Position
Geoffrey Bell	71	III	Independent Director
Michael A. Butt	68	I	Chairman of the Board
John R. Charman	58	I	Chief Executive Officer, President and Director
Charles A. Davis	62	I	Independent Director
Christopher V. Greetham	66	III	Independent Director
Maurice A. Keane	69	III	Independent Director
Sir Andrew Large	68	I	Independent Director
Henry B. Smith	62	III	Independent Director

Geoffrey Bell has served as a director since September 2006. He currently is President of Geoffrey Bell and Company formed in 1982 as a consultant to major corporations and banks internationally providing advice on capital market transactions as well as undertaking economic, financial and country risk analysis. He also is the Founder and is a member of the Board of Directors of the Consultative Group of International Economic and Monetary Affairs known as the Group of 30.

Michael A. Butt has been Chairman of the Board since September 2002. Mr. Butt also is Chairman of the Board of AXIS Specialty Limited. Mr. Butt has over 44 years of insurance industry experience. From 1982 to 1986, Mr. Butt was the Chairman of Sedgwick Limited and Vice Chairman of the Sedgwick Group plc. From 1987 to 1992, Mr. Butt served as Chairman and Chief Executive Officer of Eagle Star Holdings plc and Eagle Star Insurance Company. From 1993 to 1998, Mr. Butt was Chief Executive Officer and President of Mid Ocean Limited. From 1998 to August 2002, Mr. Butt was a director of XL Capital Ltd. Mr. Butt also is a former director of the Farmers Insurance Group, BAT Industries and Instituto Nazionale delle Assicuranzioni. Mr. Butt also was the Chairman of the Association of Bermuda Insurers and Reinsurers from January 2008 through December 2009.

John R. Charman has been Chief Executive Officer and President and a director since our inception. Mr. Charman also is Chief Executive Officer and President of AXIS Specialty Limited. Mr. Charman has over 40 years of experience in the insurance industry and has been in a senior underwriting position since 1975. From 2000 to 2001, he served as Deputy Chairman of ACE INA Holdings and President of ACE International. Mr. Charman also was Chief Executive Officer at ACE Global Markets from 1998 to 2001. Prior to that, Mr. Charman was the Chief Executive Officer of Tarquin plc (a joint venture company among Insurance Partners, Harvard University and the Charman Group), the parent company of the Charman Underwriting Agencies at Lloyd’s. He also was a Deputy Chairman of the Council of Lloyd’s and a member of the Lloyd’s Core Management Group and Lloyd’s Market Board between 1995 and 1997. He is currently a director of the Bank of Bermuda, a wholly-owned, indirect subsidiary of HSBC Holdings plc and is also a member of the Board of the Masterworks Museum of Bermuda Art. Mr. Charman was recently appointed second Deputy Chairman of the Association of Bermuda Insurers and Reinsurers.

Charles A. Davis has served as a director since our inception. Since June 2005, Mr. Davis has been a member and the Chief Executive Officer of Stone Point Capital LLC. From 1998 until May 2005, he was with MMC Capital, Inc., a subsidiary of Marsh & McLennan Companies, Inc., serving as the Chief Executive Officer from 1999 to 2005 and Chairman from 2002 to 2005. He also served as a Vice Chairman of Marsh & McLennan Companies, Inc. from 1999 to November 2004. Prior to joining MMC Capital in 1998, Mr. Davis spent 23 years at Goldman, Sachs & Co., where, among other positions, he served as head of Investment Banking Services worldwide, head of the Financial Services Industry Group, a General Partner, a Senior Director and a Limited Partner. Mr. Davis also is a director of The Hershey Company and The Progressive Corporation.

Christopher V. Greetham has served as a director since October 2006. From 1996 to 2006, he served as Chief Investment Officer of XL Capital Ltd. From 1982 to 1996, Mr. Greetham was Chief Financial Officer of OIL Insurance Ltd. and President of OIL Investment Corporation Ltd. Between 1975 and 1982, he served as an investment analyst and a portfolio manager at Bankers Trust Company. He also is a director of CoreLogic, Inc.

Maurice A. Keane has served as a director since September 2002. He also is Chairman of the Board of AXIS Specialty Holdings Ireland Limited and a director of AXIS Re Limited and AXIS Specialty Europe Limited. Mr. Keane formerly was the Group Chief Executive Officer of the Bank of Ireland, a position he held from 1998 until 2002. He was Deputy Group Chief Executive Officer from 1991 through 1997, having been a Managing Director since 1983. He currently is a director of DCC plc and is a member of the National Pension Reserve Fund Commission. In January 2009, he was appointed a director of Anglo Irish Bank Corporation Limited after it was nationalized.

Sir Andrew Large has served as a director since December 2006. He retired as Deputy Governor for Financial Stability at the Bank of England and as a member of the Bank’s Monetary Policy Committee in 2006. Prior to his appointment to the Bank of England in September 2002, he was Deputy Chairman of the Board of Barclays Bank plc from May 1998 when he also chaired the Group of 30 Project on Clearing and Settlement. From 1992 to 1997, he chaired the Securities and Investments Board in the United Kingdom. He was an investment banker from 1970 through 1990 at Orion Bank and Swiss Bank Corporation of which he was a member of the Management Board from 1987 through 1989. He began his career at British Petroleum in 1964.

Henry B. Smith has served as a director since May 2004. He is also a director of AXIS Specialty Holdings Ireland Limited, AXIS Re Limited and AXIS Specialty Europe Limited. Mr. Smith served as the Chief Executive Officer and President of W.P. Stewart & Co., Ltd. from May 2005 to March 2006. Mr. Smith is the former Chief Executive Officer of the Bank of Bermuda Limited, a position he held from March 1997 until March 2004. He joined the Bank of Bermuda in 1973 as a management trainee and held various senior positions within the Bank of Bermuda, including Executive Vice President and Chief Operations Officer, Executive Vice President, Europe and Senior Vice President and General Manager, Retail Banking. He also is a director of the Bank of Bermuda, a wholly-owned indirect subsidiary of HSBC Holdings plc.

CORPORATE GOVERNANCE

Independence of Directors

Our Board consists of 13 directors, of which 11 are non-management directors. The Board has determined that each of Messrs. Bell, Davis, Friedman, Greene, Greetham, Keane, Large, Ramey, Smith and Zeller and Ms. Lister is independent as defined in the listing standards of the New York Stock Exchange and in accordance with the Company’s Corporate Governance Guidelines. The Board also determined that Mr. Frank Tasco, a director who retired from the Board effective May 6, 2010, was independent as defined in the listing standards of the New York Stock Exchange and the Company’s Corporate Governance Guidelines. The Board has made these determinations based primarily on a review of the responses of the directors to questions regarding employment and compensation history, family relationships and affiliations and discussions with the directors. With respect to Mr. Charles A. Davis, the Board reviewed his current relationship with Stone Point Capital, LLC and the amount of our warrants owned by entities that are managed by or affiliated with Stone Point along with assets that we currently have under management with affiliates of Stone Point, as well as contracts for services with an affiliate of Stone Point. The Board determined that neither these relationships nor the amount of warrants that may be deemed to be beneficially owned by Stone Point or its affiliates constituted a material relationship with us as defined in the listing standards of the New York Stock Exchange. With respect to Mr. Robert L. Friedman, the Board reviewed his relationship with The Blackstone Group L.P. and various investments held by us in Blackstone or that are managed by affiliates of Blackstone. With respect to Mr. Christopher V. Greetham, the Board reviewed his service solely as an advisory board member to a fund group with respect to which we have an investment in one fund. The Board determined that these transactions did not constitute a material relationship with us as defined in the listing standards of the New York Stock Exchange. For more details about these transactions and our share ownership, see “Certain Relationships and Related Transactions” and “Principal Shareholders” in this proxy statement.

Board Leadership Structure

The Board believes that the decision of whether to combine or separate the positions of Chief Executive Officer and Chairman will vary company to company and depends upon a company’s particular circumstances at a given point in time. For our Company, the Board currently believes that separating the Chief Executive Officer and Chairman positions is the appropriate leadership structure and is in the best interests of our shareholders. In addition, the Board also believes that AXIS’ current leadership structure does not affect the Board’s role in risk oversight of the Company. Accordingly, Mr. Butt serves as our Chairman of the Board, while Mr. Charman serves as our Chief Executive Officer and President. Our Board believes that this structure best encourages the free and open dialogue of alternative views and provides for strong checks and balances. Additionally, Mr. Butt’s attention to Board and committee matters allows Mr. Charman to focus more specifically on overseeing the Company’s day-to-day operations and underwriting activities as well as strategic opportunities and planning.

In addition, the Board believes that appointing a lead independent director enhances effective governance. Consequently, the Company’s Corporate Governance Guidelines provide that the Board will elect a Lead Independent Director, whose duties include presiding at executive sessions of the non-management directors as well as all meetings at which the Chairman is not present. During 2010, Mr. Greene served as our Lead Independent Director. Additionally, the responsibilities of the Lead Independent Director, which are set forth in the Company’s Corporate Governance Guidelines, include:

•	providing input on meeting agendas and information that is provided to the Board;

•	assisting in scheduling Board meetings;

•	acting as a liaison between the independent directors and the Chairman;

•	recommending, as appropriate, that the Board retain consultants who will report directly to the Board; and

•	consulting and communicating with major shareholders on an as-requested basis.

The Board also believes that one of the key elements of effective, independent oversight is that the independent directors meet in executive session on a regular basis without the presence of management. In 2010, as part of the agenda for each of the five Board meetings, the independent directors met in executive session with the Lead Independent Director presiding at such meetings.

Board Committees

Our Board currently maintains Executive, Audit, Compensation, Corporate Governance and Nominating, Finance and Risk Committees. Current copies of the charter for each of these committees, as well as our Corporate Governance Guidelines and Code of Business Conduct, are available on our website at www.axiscapital.com.

Executive Committee.    The Executive Committee is composed of Messrs. Butt, Charman and Davis and is chaired by Mr. Greene. This committee may exercise the authority of the Board when the entire Board is not available to meet, except in cases where the action of the entire Board is required by our memorandum of association, our bye-laws or applicable law. The Executive Committee did not meet during the year ended December 31, 2010.

Audit Committee.    The Audit Committee is composed of Messrs. Greene, Keane, Ramey, Zeller and Ms. Lister and is chaired by Mr. Smith. This committee has general responsibility for the oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, our independent auditor’s qualifications and independence and the performance of our internal audit functions and independent auditors. The committee appoints, retains and determines the compensation for our independent auditors, pre-approves fees and services of the independent auditors and reviews the scope and results of their audit. The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”). Each member of the Audit Committee is a non-management director and is independent as defined in the listing standards of the New York Stock Exchange and under the Exchange Act. Our Board has determined that Mr. Smith qualifies as an audit committee financial expert pursuant to the rules and regulations of the Securities and Exchange Commission, or SEC. The Audit Committee met eleven times during the year ended December 31, 2010.

Compensation Committee.    The Compensation Committee is composed of Messrs. Greene, Greetham, and Ramey and is chaired by Mr. Smith. Mr. Frank Tasco, who retired from the Board effective May 6, 2010, also served on the Compensation Committee during 2010. This committee establishes our Chief Executive Officer’s and our other executive officers’ compensation in light of our established corporate performance goals and makes recommendations to our Board with respect to overall officer, management and employee compensation policies, incentive compensation plans, equity-based plans and director compensation. Each member of this committee is a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act, an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”) and is independent as defined in the listing standards of the New York Stock Exchange. The Compensation Committee met seven times during the year ended December 31, 2010.

Compensation Committee Process

Under our Compensation Committee’s charter, the Committee has the power and duty to set the Chief Executive Officer’s annual compensation after evaluating his performance under corporate goals and objectives that the Compensation Committee sets each year. The Compensation Committee also has the authority to make recommendations to the Board regarding compensation programs and policies affecting our other employees, including our executive officers, and the form and amount of director compensation. The Compensation Committee is empowered to approve initial offers of employment, salary increases, bonuses and other incentive payments for our highest salary grade level employees, including our executive officers, and must approve all equity awards to our executive officers. The Compensation Committee also is responsible for the design of our incentive and equity compensation plans and any changes or amendments to those plans. The Compensation Committee is permitted to delegate any of its responsibilities to subcommittees in its discretion, but to date has not done so.

Our Compensation Committee generally receives proposals and information from our Chief Administrative Officer and from our Chief Executive Officer for their consideration regarding executive and director compensation. Our Chief Executive Officer makes recommendations regarding salary increases, annual cash incentives and equity awards for all of our executive officers other than himself. The Compensation Committee also approves salary increases, incentive payments and equity awards for our executive officers. Our Compensation Committee receives input from our Chief Administrative Officer, senior management and the Compensation Committee’s independent consultant, as necessary, regarding director compensation. However, the Compensation Committee is responsible for recommendations to the Board regarding director compensation.

Our Compensation Committee has sole authority to retain and terminate any consultants used to evaluate executive compensation, and may retain other advisors if and when it deems necessary. The Compensation Committee employs compensation consultants to assist in establishing compensation policies and programs, and considers reports prepared by compensation consultants engaged by management. The consultants prepare reports comparing our compensation programs to those of peer companies, to aid the Compensation Committee in ensuring the competitiveness and appropriateness of our compensation programs. During 2010, the Compensation Committee retained Pearl Meyer & Partners (“PM&P”) as its independent compensation consultant. During the year, PM&P reviewed and advised the Compensation Committee on matters concerning compensation of the Chief Executive Officer and the other named executive officers. PM&P prepared formal presentations for the Compensation Committee in May and September 2010 regarding executive compensation. PM&P also presented a formal report on directors’ compensation to the Committee in September 2010.

At the beginning of each calendar year, our Compensation Committee generally reviews the incentive plan results from the prior year, makes final determinations regarding salaries for the current year and equity awards and incentive cash payments for prior-year performance, establishes the performance goals under the incentive plan for the current year, approves the Compensation Committee’s report for our proxy statement and conducts a self-assessment. Mid-year, the Compensation Committee generally reviews the compensation consultant’s report, if any, regarding our executive compensation program and generally reviews our compensation programs. In the fall of each year, the Compensation Committee reviews our director compensation program, approves any needed changes to the director compensation program, and conducts a preliminary assessment of our performance for the year. Our Compensation Committee generally meets at the end of each calendar year to make preliminary decisions regarding the salaries for the next calendar year and to determine the equity awards and incentive cash payments that will be made at the beginning of the next calendar year, subject to final year-end results.

Compensation Committee Interlocks and Insider Participation

During the year ended December 31, 2010, none of our executive officers served as a member of the compensation committee or as a director of another entity, one of whose executive officers served on our Compensation Committee or as one of our directors.

Corporate Governance and Nominating Committee.    The Corporate Governance and Nominating Committee is composed of Mr. Bell, Mr. Keane and Sir Andrew Large and is chaired by Mr. Greene. This committee takes a leadership role in shaping our corporate governance by identifying and proposing qualified director nominees, overseeing the purpose, structure and composition of the Board committees, overseeing the annual evaluation of the Board and the committees and periodically reviewing our Code of Business Conduct and Corporate Governance Guidelines. Each member of this committee is a non-management director and is independent as defined in the listing standards of the New York Stock Exchange. The Corporate Governance and Nominating Committee met four times during the year ended December 31, 2010.

Finance Committee.    The Finance Committee is composed of Messrs. Bell, Friedman and Greetham and is chaired by Mr. Davis. This committee generally approves and monitors the investment of funds and financing facilities. It also is responsible for establishing our investment guidelines, approving the selection of investment managers, evaluating the performance of investment managers, monitoring the need for additional financing and ensuring compliance with outstanding debt facility covenants. The Finance Committee met five times during the year ended December 31, 2010.

Risk Committee.    The Risk Committee is composed of Messrs. Bell, Charman, Greene, Keane and Zeller and Ms. Lister, with Sir Andrew Large serving as Chairman. The purpose of the Risk Committee is to assist the Board in its oversight of risks to which the Company is exposed. The Risk Committee met five times during the year ended December 31, 2010.

Meetings of the Board and its Committees

Pursuant to our Corporate Governance Guidelines, we expect directors to attend all meetings of our Board, all meetings of all committees of the Board on which they serve and each annual general meeting of shareholders, absent exigent circumstances. Our Board met five times during the year ended December 31, 2010. No director attended fewer than 75% of the aggregate of the total number of meetings of the Board and the total number of meetings of all committees of the Board on which the director served, except for Sir Andrew Large, who attended 71% of such meetings. Thirteen of our fourteen directors serving at the time of our 2010 annual general meeting of shareholders attended the meeting in person. Our non-management directors meet in executive session without management at each meeting of the Board. They have selected Mr. Greene as the Lead Independent Director.

Board Composition

In order for the Board to satisfy its oversight responsibilities effectively, the Board seeks members who combine the highest standards of integrity with significant accomplishment in their chosen field of endeavor. The Corporate Governance and Nominating Committee is responsible for recommending qualified candidates for directorships to be filled by the Board or by our shareholders. Directors should bring a diversity of experiences, skills and perspectives to our Board. The committee considers qualities of intelligence, honesty, perceptiveness, good judgment, high ethics and standards, integrity and fairness to be of paramount importance. It also examines experience, knowledge and skills in business judgment, leadership, strategic planning, general management practices and crisis response. In addition, the committee looks for candidates with financial expertise and a willingness and ability to commit the time required to fully discharge their responsibilities to the Board. The committee evaluates candidates on the basis of their qualifications and not on the basis of the manner in which they were submitted for consideration.

In addition, although the Board does not have a policy with regard to the consideration of diversity in identifying director nominees, among the many factors that the Corporate Governance and Nominating Committee carefully considers, are the benefits to the Company of diversity of race, gender, ethnicity and national origin in board composition.

When considering whether the Board’s directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the Board focused primarily on the information discussed in each of the Board members’ or nominees’ biographical information set forth above. In particular, the Board considered the following:

•	Mr. Butt’s 44 years of insurance industry experience and expertise;

•	Mr. Charman’s 40 years of experience in the insurance industry and his extensive knowledge of insurance underwriting;

•	Mr. Bell’s extensive background in capital markets transactions as well as economic, financial and country risk analysis;

•	Mr. Davis’ distinguished career in investment banking and his extensive knowledge of corporate finance as well as his experience as a significant shareholder of insurance-related businesses;

•	Mr. Friedman’s expertise in corporate law and finance and his years of experience in the mergers and acquisition arena;

•	Mr. Greene’s 48 years of experience in the insurance law practice area and his extensive knowledge of insurance regulatory matters;

•	Mr. Greetham’s significant experience as an investment analyst and portfolio manager as well as his experience in asset management and the insurance industry;

•	Mr. Keane’s significant banking experience, which includes service as the Group Chief Executive Officer of the Bank of Ireland;

•	Sir Andrew Large’s background in investment banking and his distinguished career with the Bank of England, including his service there as a Deputy Governor for Financial Stability;

•	Ms. Lister’s background in banking and finance and her experience as the Chairperson and Chief Executive Officer of the Bermuda Monetary Authority;

•	Mr. Ramey’s extensive insurance industry knowledge and significant background in international insurance operations;

•	Mr. Smith’s background and extensive banking experience, including his 32 year career with the Bank of Bermuda; and

•	Mr. Zeller’s extensive global reinsurance background, experience and knowledge.

In addition, in connection with the nominations of Messrs. Friedman, Greene, Ramey and Zeller and Ms. Lister for election as directors at the 2011 Annual General Meeting of Shareholders, the Board considered their valuable contributions to the Company’s success during their years of Board service.

Consideration of Director Nominees

The Corporate Governance and Nominating Committee will consider candidates recommended by shareholders to be nominated to our Board for election at the Annual General Meeting of Shareholders. A shareholder who wishes to submit a candidate for consideration must be a shareholder of record at the time that such shareholder submits a candidate for nomination and must be entitled to vote for the candidate at the meeting. A shareholder must give written notice of the submission to our Secretary not less than 90 days nor more than 120 days prior to the anniversary of the annual general meeting of shareholders for the preceding year. The notice must include:

•	the name, age and business and residence addresses of the candidate;

•	the principal occupation or employment of the candidate;

•	the number of common shares or other securities of the Company beneficially owned by the candidate;

•	all other information relating to the candidate that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act; and

•	the candidate’s written consent to be named in the proxy statement and to serve as a director if elected.

The notice also must include information on the shareholder submitting the nomination, including the shareholder’s name and address as it appears on our books and the number of our common shares beneficially owned by the shareholder.

Oversight of Risk Management

The key elements of our governance framework, relating specifically to risk management, are described below.

Board of Directors Level

Our Board of Directors is ultimately responsible for our risk management framework. The Risk Committee of the Board serves as the focal point for this oversight. The Risk Committee assesses whether significant risk issues are being appropriately addressed by management in a timely manner.

Our Risk Committee annually reviews and approves our Risk Standards, from which our risk management framework is developed. Additionally, our Risk Committee reviews the Company’s key risk exposures across all major risk categories as well as risk and capacity limits and their usage on a quarterly basis. In terms of risk measurement, the Risk Committee reviews the critical principles and assumptions used in our economic capital model. The Finance Committee of the Board makes decisions about investments and market risk, while complying with the Company’s risk management framework. In addition, our Compensation Committee reviews and assesses compensation and incentive program risks to ensure that the Company’s compensation programs balance appropriate business risk and rewards without encouraging risk-taking behaviors which may be inconsistent with the long-term success of the Company. The Compensation Committee structures compensation so that inappropriate risk-taking behavior is discouraged and behaviors correlated with long-term value creation are encouraged. The Board, Compensation and Finance Committees receive regular reports with respect to the Company’s risk exposures and risk management framework.

Executive Level

The Company’s Executive Committee oversees our performance with regard to risk management as well as issues of control, strategic, financial and business policy. This includes monitoring adherence to, and further development of, our risk management policies and procedures. The Executive Committee receives regular briefings and recommendations from the Company’s Risk Management Committee, or RMC, on our risk profile and risk-related issues.

The RMC is a cross-functional body, which includes our Chief Executive Officer and Chief Risk Officer. The RMC, which meets at least monthly, oversees the effective management of our overall risk profile, including risks related to insurance, financial, credit and operational risks as well as their interactions. The RMC reviews and formulates recommendations for, among other things, changes to our Risk Standards, the Company’s risk-based capital methodology and risk tolerance limits. The RMC acts as an interface between the Board’s Risk Committee and our executive management, who are responsible for managing our business within defined risk tolerances.

Management Level

In addition to the oversight roles of our Board, Executive Committee and Risk Management Committee, we have several other layers of governance within our risk management framework. Management in each of our operating units is responsible in the first instance for both the risks and returns of their decisions. Management are the ‘owners’ of risk management processes and are responsible for managing our business within our defined risk tolerances in compliance with our Risk Standards.

The Company’s Risk Department, led by our Chief Risk Officer, or CRO, oversees risk taking activity throughout the Company and provides guidance and support for risk management practices. The Risk Department is responsible for developing our risk management framework and overseeing adherence to the framework. The Risk Department also develops methods and processes for identifying, assessing and monitoring risk across the Company based on systemic qualitative and quantitative analysis. The Risk Department is further responsible for monitoring and reporting the accumulation of specific types of risk, including catastrophe exposures and aggregate credit risk. The CRO regularly reports risk matters to our Chief Executive Officer, senior management committees and the Board.

Our risk management network also includes risk officers within our underwriting segments and Investment Department. These local risk units, which have regular and close interaction with the Risk Department, assist with embedding the risk management framework into our business.

Our Internal Audit Department, an independent, objective function, provides assurance to the Board on the effectiveness of our risk management framework. This includes assurance that key business risks have been adequately identified and managed appropriately and that our system of internal control is operating effectively. Internal Audit also coordinates risk-based audits, compliance reviews and other specific initiatives to evaluate and address risk within targeted areas of our business.

Our risk governance structure is further complemented by our Legal Department which seeks to mitigate legal and compliance risks with support from other departments. Legal risks include legislative changes, major litigation and disputes, regulatory proceedings and contractual clauses that are unclear or construed differently by the courts.

Code of Business Conduct

We have adopted a Code of Business Conduct that applies to all of our directors, officers and employees, including our Chief Executive Officer and President, our Chief Financial Officer and our Controller. Copies of our Code of Business Conduct and our Corporate Governance Guidelines are available on our website at www.axiscapital.com. We intend to disclose on our website any required amendment to, or waiver of, a provision of the Code of Business Conduct that applies to our Chief Executive Officer and President, our Chief Financial Officer or our Controller. In addition, waivers of the Code of Business Conduct for our directors and executive officers may be made only by our Board or the Corporate Governance and Nominating Committee and will be promptly disclosed to shareholders on our website in accordance with the listing standards of the New York Stock Exchange.

Shareholder Communications with the Board

Shareholders and other interested parties may send communications to our Board by sending written notice to our Secretary. The notice may specify whether the communication is directed to the entire Board, to the non-management directors, to the Lead Independent Director or to a particular Board committee or other director. Our Secretary will handle routine inquiries and requests for information or will otherwise determine whether the communication is made for a valid purpose and is relevant to the Company and its business and, if he so determines, will forward the communication to the Chairman of the Board, to the non-management directors or to the appropriate committee chairman or director. At each meeting of our Board, our Secretary presents a summary of all communications received since the last meeting that were not forwarded and makes those communications available to the directors on request.

PRINCIPAL SHAREHOLDERS

The following table sets forth information as of February 14, 2011 regarding beneficial ownership of our common shares by each of the following, in each case based on information provided to us by these individuals:

•	each person or group known to us to be the beneficial owner of more than 5% of our common shares;

•	each of our directors;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

	Number of Common Shares (1)	Percent of Outstanding Common Shares (1)
Directors and Executive Officers
Geoffrey Bell	9,708	*
Michael A. Butt(2)	1,187,130	1.0%
John R. Charman(3)	6,710,025	5.6%
Charles A. Davis(4)	––	––
Robert L. Friedman	22,667	*
Donald J. Greene(5)	88,000	*
Christopher V. Greetham	16,848	*
Maurice A. Keane(6)	92,701	*
Sir Andrew Large	5,024	*
Cheryl-Ann Lister	13,256	*
Thomas C. Ramey	6,352	*
Henry B. Smith(7)	34,050	*
Wilhelm Zeller	6,352	*
William A. Fischer(8)	356,786	*
John Gressier(9)	579,739	*
All directors and executive officers as a group (17 persons)(10)	9,746,000	8.1%

Other Shareholders
BlackRock, Inc.(11)	9,307,911	7.5%
FMR LLC and related entities(12)	9,906,545	8.0%
Tradewinds Global Investors, LLC(13)	7,589,053	6.1%
Trident II, L.P. and related entities(14)	16,918,312	12.3%

*	Less than 1%

(1)

Unless otherwise indicated, the number of common shares beneficially owned and percentage ownership are based on 117,399,320 common shares outstanding as of February 14, 2011, adjusted as required by rules promulgated by the SEC. Beneficial ownership is determined in accordance with the rules of the SEC and includes sole or shared voting or investment power with respect to such shares. All outstanding warrants for common shares and options for common shares currently exercisable or exercisable within 60 days after February 14, 2011 are deemed to be outstanding and to be beneficially owned by the person holding such warrants or options for the purpose of computing the number of common shares beneficially owned and the percentage ownership of such person but are not deemed to be outstanding and to be beneficially owned for the purpose of computing the percentage ownership of any other person. Except as indicated in the footnotes to the table, based on information provided by the persons named in the table, such persons have sole voting and investment power with respect to all common shares shown as beneficially owned by them. Our bye-laws reduce the total voting power of any shareholder owning 9.5% or more of our common shares to less than 9.5% of the voting power of our capital stock, but only in the event that a U.S. Shareholder, as defined in our bye-laws, owning 9.5% or more of our common shares is first determined to exist.

(2)	Includes 957,130 common shares held directly by Mr. Butt and options to acquire 230,000 common shares.

(3)	Includes 1,897,064 common shares held directly by Mr. Charman, 1,804,908 common shares owned by Dragon Holdings Trust (“Dragon Trust”), 411,304 common shares owned by N.I.M.I.C. International Ltd., a company that is wholly owned by N.I.M.I.C. Trust (formerly known as the JR Charman Children’s Settlement), and options to acquire 910,112 common shares. It also includes 1,264,980 common shares issuable upon exercise of warrants of the Company held by Dragon Trust and 421,657 common shares issuable upon exercise of warrants of the Company held by N.I.M.I.C. International Ltd. It does not include 365,910 series A preferred shares owned by N.I.M.I.C. International Ltd. Mr. Charman may be deemed to share voting and/or dispositive power with respect to the common shares and common shares issuable upon exercise of the warrants held by Dragon Trust and N.I.M.I.C. International Ltd., but he disclaims beneficial ownership of all such common shares. The trustee of Dragon Trust and the N.I.M.I.C. Trust is Codan Trust Company Limited (“Codan”) whose registered office is at Richmond House, 12 Par-La-Ville Road, Hamilton HM08, Bermuda. Any two directors or one director and one officer of Codan are authorized to sign documentation on behalf of Codan as trustees of Dragon Trust with respect to its exercise of its dispositive power over the common shares and common shares issuable upon the exercise of warrants of the Company held by Dragon Trust. Mr. Charman has a discretionary and contingent interest in the trust property of Dragon Trust. He also has the power to appoint and remove trustees. The Trustee has absolute discretion as to whether to make any distributions to him or not and there are other family beneficiaries. Mr. Charman’s contingent interest is subject to him surviving to the end of the trust period, which is expected to be at least 80 years. Mr. Charman has no beneficial interest in the property of N.I.M.I.C. International Ltd. or the N.I.M.I.C. Trust, although he has the power to appoint new or successor trustees and to request that trustees of the N.I.M.I.C. Trust resign.

(4)	Mr. Davis is a member and the Chief Executive Officer of Stone Point Capital LLC and one of the members of Stone Point LLC who participates in the management of Trident II, L.P., Marsh and McLennan Capital Professional Fund, L.P. and Marsh & McLennan Employees’ Securities Company, L.P. Mr. Davis may be deemed to share voting and dispositive power with respect to the common shares issuable upon exercise of the warrants of the Company that are, or may be deemed to be, beneficially owned by Trident II, L.P., Marsh & McLennan Capital Professional Fund, L.P. and Marsh & McLennan Employees’ Securities Company, L.P. Mr. Davis disclaims beneficial ownership of all such common shares, except to the extent of any pecuniary interest therein. See footnote 14 below.

(5)	Includes 72,000 common shares held directly by Mr. Greene and options to acquire 16,000 common shares. Does not include 35,699 phantom shares issued in lieu of director’s fees and in lieu of dividend payments on phantom shares.

(6)	Includes 68,701 common shares held directly by Mr. Keane and options to acquire 24,000 common shares.

(7)	Includes 26,050 common shares held directly by Mr. Smith and options to acquire 8,000 common shares.

(8)	Includes 276,786 common shares held directly by Mr. Fischer and options to acquire 80,000 common shares.

(9)	Includes 499,739 common shares held directly by Mr. Gressier and options to acquire 80,000 common shares.

(10)	Includes 6,581,251 commons shares, warrants to acquire 1,686,637 common shares and options to acquire 1,478,112 common shares.

(11)	The number of common shares beneficially held and the information set forth below is based solely on information contained in Amendment No. 1 to the Schedule 13G filed on February 2, 2011 by BlackRock, Inc. (“BlackRock”) and includes common shares beneficially held as of December 31, 2010 by BlackRock. BlackRock has sole voting power and sole dispositive power over 9,307,911 common shares. The address for BlackRock is 40 East 52nd Street, New York, New York, 10022.

(12)	The number of common shares beneficially held and the information set forth below is based solely on information contained in Amendment No. 7 to the Schedule 13G filed on February 14, 2011 by FMR LLC (“FMR”) and Edward C. Johnson 3d., and includes common shares beneficially held as of December 31, 2010 by such entities. FMR has sole voting power over 745 common shares and sole dispositive power over 9,906,545 common shares. Fidelity Management & Research Company (“Fidelity”), 82 Devonshire Street, Boston, Massachusetts, 02109, a wholly-owned subsidiary of FMR and a registered investment adviser is the beneficial owner of 9,906,350 common shares. Fidelity Low-Priced Stock Fund, 82 Devonshire Street, Boston, Massachusetts, 02109, an investment company is the owner of 7,925,000 common shares. Edward C. Johnson 3d. and FMR, through its control of Fidelity, and the funds each has sole power to dispose of the 9,906,350 shares owned by the Funds. Strategic Advisers, Inc., 82 Devonshire Street, Boston, Massachusetts, 02109, a wholly-owned subsidiary of FMR and a registered investment adviser is the beneficial owner of 195 common shares.

(13)

The number of common shares beneficially held and the information set forth below is based solely on information contained in the Schedule 13G filed on February 14, 2011 by Tradewinds Global Investors, LLC (“Tradewinds”) and includes common shares beneficially held as of December 31, 2010. Tradewinds has sole voting power over 6,351,282 common shares and sole dispositive power over 7,589,053 common shares. The principal address for Tradewinds is 2049 Century Park East, 20th Floor, Los Angeles, CA 90067.

(14)

The number of common shares beneficially held and the information set forth below is based solely on information contained in Amendment No. 6 to the Schedule 13G filed on February 11, 2011 by Trident II, L.P. (“Trident II”), Trident Capital II, L.P. (“Trident GP”), Stone Point Capital LLC (“Stone Point”), Marsh & McLennan Capital Professional Fund, L.P. (“Trident PF”) and Marsh & McLennan Employees’ Securities Company, L.P. (“Trident ESC”) and includes common shares beneficially held as of December 31, 2010 by such entities. The sole general partner of Trident II is Trident GP. Trident II is the direct beneficial owner of warrants of the Company (“warrants”) to purchase 16,918,312 common shares of the Company. The warrants are currently exercisable at the price of $12.50 per share, subject to adjustment in accordance with applicable anti-dilution provisions contained therein, and expire on November 20, 2011. As the general partner, Trident GP holds voting and investment power with respect to the securities of the Company that are, or may be deemed to be, beneficially owned by Trident II. The manager of Trident II is Stone Point, and the members of Stone Point are Charles A. Davis, Stephen Friedman, Meryl D. Hartzband, James D. Carey, Nicolas D. Zerbib and David J. Wermuth. In its role as manager, Stone Point has authority delegated to it by Trident GP to exercise voting rights of common shares on behalf of Trident II but does not have any power with respect to disposition of common shares held by Trident II. For any portfolio investment where Trident II controls 10% or more of the voting power of such portfolio company, Stone Point does not have discretion to exercise voting rights on behalf of Trident II without first receiving direction from the Investment Committee of Trident GP or a majority of the general partners of Trident GP. The general partners of Trident GP are four single member limited liability companies that are owned by individuals who are members of Stone Point (Messrs. Davis, Carey and Wermuth and Ms. Hartzband). Each of the single member limited liability companies that are a general partner of Trident GP has disclaimed beneficial ownership of the warrants that are, or may be deemed to be, beneficially owned by Trident II, except to the extent of their individual pecuniary interest therein. Stone Point also has disclaimed beneficial ownership of the warrants that are, or may be deemed to be, beneficially owned by Trident II. Trident PF and Trident ESC have agreed with Trident II that (i) Trident ESC will divest its holdings in the Company only in parallel with Trident II, (ii) Trident PF will not dispose of its holdings in the Company before Trident II disposes of its interest, and (iii) to the extent that Trident PF elects to divest its interest in the Company at the same time as Trident II, Trident PF will divest its holdings in the Company in parallel with Trident II. As a result of this agreement, Trident II may be deemed to beneficially own warrants to purchase 949,792 common shares held by Trident PF and Trident ESC, and Trident PF and Trident ESC may be deemed to beneficially own warrants to purchase 16,918,312 common shares held by Trident II. The warrants are currently exercisable at the price of $12.50 per share, subject to adjustment in accordance with applicable anti-dilution provisions contained therein, and expire November 20, 2011. Trident II disclaims beneficial ownership of the warrants that are, or may deemed to be, beneficially owned by Trident PF and Trident ESC, and Trident PF and Trident ESC each disclaims beneficial ownership of the warrants that are, or may be deemed to be, beneficially owned by Trident II. The sole general partner of Trident PF is a company controlled by individuals who are members of Stone Point. The sole general partner of Trident ESC is a company that is a wholly-owned subsidiary of Marsh & McLennan Companies, Inc. The principal address for Trident II, Trident GP, Trident PF and Trident ESC is c/o Maples & Calder, Ugland House, Box 309, South Church Street, Georgetown, Grand Cayman, Cayman Islands. The principal address for Stone Point is 20 Horseneck Lane, Greenwich, Connecticut 06830.

EXECUTIVE OFFICERS

The table below sets forth certain information concerning our executive officers(1):

Name	Age	Position
Michael A. Butt(2)	68	Chairman of the Board
John R. Charman(2)	58	Chief Executive Officer and President
Albert A. Benchimol	53	Chief Financial Officer
William A. Fischer	50	Chief Executive Officer, AXIS Re
John Gressier	43	Chairman, AXIS Insurance
Dennis B. Reding	62	Chief Operating Officer

(1)	David B. Greenfield, the Company’s former Chief Financial Officer, resigned from the Company effective November 30, 2010.

(2)	Biography available under “Board.”

Albert A. Benchimol joined the Company as Executive Vice President and Chief Financial Officer in January 2011. Prior to joining the Company, Mr. Benchimol served as Executive Vice President and Chief Financial Officer of PartnerRe Ltd. from April 2000 through September 2010, and Chief Executive Officer of PartnerRe Ltd.’s Capital Markets Group business unit from June 2007 through September 2010. Prior to joining PartnerRe, Mr. Benchimol was Senior Vice President and Treasurer at Reliance Group Holdings, Inc. for 11 years and was formerly with the Bank of Montreal from 1982 to 1989.

William A. Fischer has been Chief Executive Officer and President of AXIS Re Bermuda since our inception, and in June 2009 was promoted to the newly created position of Chief Executive Officer of AXIS Re globally. Mr. Fischer has 24 years of industry experience. Mr. Fischer began his career at Skandia America Reinsurance in 1987 as a treaty underwriter, where he served until November 1991. From November 1991 to October 1994, he served as Vice President of Treaty Property Underwriting at Transatlantic Reinsurance Company. Mr. Fischer then served as Executive Vice President with responsibilities for property, accident and health, and financial products at Everest Re Group, Ltd. from October 1994 to May 2001. He then served as a Senior Vice President of the Broker Market Group of American Re, where he was responsible for all property business, until joining the Company in late 2001.

John Gressier was appointed Chairman of AXIS Insurance in January 2007. Prior to that appointment, he served as Deputy Chairman of AXIS Insurance since January 2005 and Chief Executive Officer and President of AXIS Global Insurance since April 2002. Mr. Gressier has over 24 years of experience in the insurance industry. Mr. Gressier served as an underwriter at Charman Underwriting Agencies from 1989 until 1998, when ACE Limited acquired that entity. Mr. Gressier then served as Deputy Underwriter of Syndicates 488/2488, Director of ACE Global Markets Underwriting Limited and Director of Marine and Specialty Lines for Syndicate 2488. He also was a member of ACE Global Markets Executive Underwriting Committee. In February 2001, Mr. Gressier was appointed Joint Active Underwriter of Syndicate 2488 and director of the ACE Agency Board, where he served until joining the Company in 2002.

Dennis B. Reding was appointed Chief Operating Officer of the Company in January 2007 and, prior to that appointment, served as Chairman of AXIS Insurance since January 2005. From January 2003 until December 2004, he was Chief Executive Officer of AXIS U.S. Insurance. Mr. Reding has 40 years of industry experience. Mr. Reding was President and Chief Executive Officer of Westchester Specialty Group from 1992 to 1998. He then served as President and Chief Executive Officer of ACE USA, Inc. from 1998 to 2001 and President of ACE INA Holdings, Inc. from 2001 to 2002. Mr. Reding was Chairman and Chief Executive Officer of Combined Specialty Group, Inc., an Aon subsidiary, in 2002.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Overview:

2010 was an excellent year for AXIS, despite a continuing soft property and casualty pricing market, a historically low interest rate environment and significant global catastrophic loss activity. Net income for the full year was $820 million, representing a return on average common equity (ROACE) of 16.2%, compared with $461 million and ROACE of 10.3% in 2009. Operating income for the year was $627 million, representing an operating ROACE of 12.4%, compared to $766 million and operating ROACE of 17.1% in 2009. Diluted book value per common share at December 31, 2010 was $39.37, representing an increase of 17% from $33.65 at December 31, 2009. Finally, our share price closed at $35.88 on December 31, 2010, representing a total gain to shareholders in 2010, including dividends, of 29.6%, well above the median for our industry. Based on these results, the Compensation Committee considered our 2010 performance to be superior and consequently made the following compensation determinations in February 2011 with respect to our named executive officers for 2010:

•	The bonus pool for named executive officers was awarded at between 150% and 200% of the target bonus for each named executive officer;

•	Equity grants for named executive officers were between 100% and 143% of target; and

•

Base salaries for named executive officers were revised effective January 1, 2011 as specified in their new or amended employment agreements. These agreements also eliminated payment or reimbursement for certain perquisites as explained in more detail below.

The Compensation Committee considered these payment outcomes to be appropriate given the level of financial and shareholder return achievement outlined above.

Objectives of Our Executive Compensation Program

At AXIS, our stated mission is to become the leading diversified global specialty insurance and reinsurance company as measured by quality, sustainability and profitability. We strive to achieve a ROACE of 15% or better over an underwriting cycle. Since inception, AXIS has achieved an average ROACE of 15.8%. To achieve superior performance in a highly cyclical business, we must ensure that our capital is adequately protected to take full advantage of market opportunities for our shareholders when they are available. To achieve this objective, it is critical that we recruit and retain the best talent in the global marketplace. Accordingly, we have designed our executive compensation program with a goal of attracting, retaining and motivating superior talent globally and maximizing shareholder value in the long-term. The overall combination of executive compensation and benefits that we pay our named executive officers is structured to reward above-median performance with above-median levels of compensation as compared to our competitive universe. Although we review our competitive position annually, the primary consideration for our compensation decisions continues to be the assessment of our overall financial performance in any given performance year. Further, our executive compensation program is designed to provide a combination of fixed and variable components of compensation so that below-median performance can be appropriately addressed with reductions in levels of compensation commensurate with such performance.

Our industry is highly cyclical in nature, largely due to fluctuations in industry capital levels. These industry capital levels are out of our named executive officers’ control, but drive the overall competitive environment in our underwriting operations. As a result, flexibility is of utmost importance in our compensation programs. Additionally, conditions in the broader global capital markets can significantly impact the performance of our invested assets. We believe that we should reward our named executive officers for adequately protecting our capital under difficult market conditions so that, going forward, we can participate in value creation opportunities for our shareholders. We also believe that we should reward our named executive officers for outperforming leaders of similar businesses and achieving results for our shareholders that are beneficial under varying market conditions. Therefore, our executive compensation program is designed to take into account all relevant circumstances and provide competitive compensation to attract, reward, motivate and retain our named executive officers. We generally seek to avoid creating incentive compensation plans that are inflexible or that are overly formulaic.

Individual performance also plays a role in our decisions regarding named executive officers’ compensation; however, consistent with our emphasis on strategic and organizational flexibility, we do not generally have structured individual goals for our named executive officers. Instead, our Chief Executive Officer evaluates and makes a recommendation to the Compensation Committee on the performance of the portion of our business for which the named executive officer is responsible (other than for himself). The Compensation Committee reviews the individual performance of the named executive officer, considers the opinion of our Chief Executive Officer (except with regard to his own individual performance) for the named executive officers, considers the overall performance of the Company, and considers any other factors it deems relevant in evaluating the individual performance and approving the compensation recommendations for our named executive officers.

Our Chief Executive Officer’s compensation and that of our other named executive officers is designed to reflect their significant level of responsibility and their overall contributions to our success. In addition to leading the Company’s day–to–day underwriting and operating activities, our named executive officers have built and lead a team of senior professionals that we believe is one of the strongest teams in our industry. The significant diversity of our operations and successful management of these operations ultimately serve to preserve our capital and drive long-term shareholder returns. Therefore, we have designed our named executive officers compensation to reflect this situation, both to compensate them for the functions they perform and to ensure that their compensation is connected to the successes attributable to their skills and responsibilities.

Risk Management and Compensation

The Compensation Committee believes that AXIS’ executive compensation program does not encourage inappropriate risk-taking and the Compensation Committee seeks to ensure that our executive compensation program does not encourage executives to take risks that are inconsistent with the long-term success of the Company. Specifically:

•	Our compensation program balances base salary, annual bonus opportunity and long-term equity and we avoid relying exclusively on formulaic approaches to our compensation plans;

•

The total bonus pool for the Company’s Annual Incentive Plan is tied to our operating ROACE and growth in diluted book value per share relative to our peer group, which ensures that the long-term interests of the Company’s shareholders are at the forefront of decision making for our employees and named executive officers;

•

Our Compensation Committee retains discretion in overseeing our compensation programs, such that meaningful reductions in compensation are possible if our financial results do not meet our expectations, as was the case in 2008; and

•	Our stock ownership guidelines are designed to ensure that the long-term interests of our executives are aligned with those of our shareholders.

Competitive Market Analysis:

Although AXIS gives careful consideration to each element of total compensation, we evaluate our competitive position with respect to our named executive officers on a total direct compensation basis, which consists of base salary, annual bonus and long-term incentives, because these are the most significant elements of compensation and also because other elements vary greatly from company to company and are difficult to compare. The Compensation Committee engages an independent consultant to periodically review the appropriateness of our executive compensation program so that the Committee can make adjustments as needed. The consultant provides the Committee with a competitive market perspective of total direct compensation based on an analysis of proxy disclosures of publicly-traded insurance companies that we consider to be our peers and/or competitors. In designing a competitive executive compensation program, we take into account the need to attract qualified executives in geographic areas where we operate, such as Bermuda, Dublin, New York, London, Singapore and Zurich, that have a relatively higher cost of living, as well as the costs associated with relocating executives to those areas.

In August 2010, Pearl Meyer & Partners (“PM&P”), the Compensation Committee’s independent consultant, reviewed our 2009 executive compensation program and company performance. Our Chief Executive Officer’s compensation was compared to that of chief executive officers at our peer companies. Because executive job functions at our peer companies vary, we compared our named executive officers’ compensation, other than our Chief Executive Officer’s and Chief Financial Officer’s, to that of executive officers at the peer companies who have the most similar positions to those of our named executive officers. However, to address in part the variation in business structures and because consistent information regarding comparable officers at other companies is difficult to obtain, PM&P also compared our named executive officers’ compensation, other than our Chief Executive Officer’s and Chief Financial Officer’s, to that of the third through fifth highest-paid officers at the peer companies.

The components of total compensation that were included in this analysis were:

•	Base Salary;

•	Bonus;

•	Total Cash Compensation (base salary plus bonus);

•	Long-Term Incentives (which for AXIS consisted solely of restricted stock grants); and

•	Total Direct Compensation (consisting of total cash compensation plus long-term incentives).

The AXIS peer group consisted of:

•	ACE Limited

•	XL Group plc

•	Everest Re Group, Ltd.

•	PartnerRe Ltd.

•	Arch Capital Group Ltd.

•	Endurance Specialty Holdings Ltd.

•	Platinum Underwriters Holdings, Ltd.

•	RenaissanceRe Holdings Ltd.

•	Aspen Insurance Holdings Limited

•	Allied World Assurance Company Holdings, Ltd.

•	Validus Holdings Ltd.

The review performed by PM&P examined our performance under several growth and profitability measures as compared to that of our peer companies. The growth measures included total revenues, gross premiums written and total assets over a one-year and three-year compounded annual growth rate. The profitability measures included one- and three-year average combined ratio (which is the sum of our net loss and loss expense, acquisition cost, and general and administrative expense ratios), ROACE and total shareholder return. The review showed that for 2009, gross premiums written and total asset growth rebounded while revenue growth was below the median. Combined ratio, a significant performance metric for an underwriting organization, continued to be a strong area of performance, with AXIS ranking fourth among peer companies in 2009 and third over a three year period. ROACE declined significantly in 2009 (below the 10th percentile) as did shareholder returns (below the 20th percentile). Accordingly, the relative total direct compensation for our named executive officers fell in 2009 as compared to 2008. Our Chief Executive Officer dropped from number two of 13 in 2008 to number nine of 12 in 2009. The heads of our insurance and reinsurance businesses fell from number five of 24 in 2008 to number 13 of 24 in 2009 and our Chief Financial Officer dropped from number seven of 13 in 2008 to number nine of 12 in 2009. PM&P characterized our pay for 2009 as aligned with our performance relative to our peer group. As a result of this analysis, the Compensation Committee determined that our program did not need to be adjusted for 2010, and we continued with the general compensation structure that was used in prior years and as is described below.

2010 Performance:

Elements of Compensation:

Executive compensation at AXIS is primarily a combination of base salary, annual cash bonus paid under our Annual Incentive Plan, long-term incentive awards made under our 2007 Long-Term Equity Compensation Plan and supplemental retirement programs. We also provide general employee benefits to our named executive officers.

Compensation of our named executive officers is governed in part by the employment agreements we have entered into with our named executive officers. Effective January 1, 2011, we amended the employment agreements for Messrs. Butt and Charman and entered into new employment agreements with Messrs. Fischer and Gressier. Each of the amended or new agreements eliminated provisions providing for payment or reimbursement for club memberships, use of an automobile and financial and tax planning, while the amendments to Mr. Butt’s and Mr. Charman’s agreements also eliminated a tax gross up provision for the payment of excise taxes in the context of a change in control of AXIS. This excise tax gross-up provision was not present in the agreements with Messrs. Fischer or Gressier. The terms and conditions of the employment agreements are described in detail under the narrative disclosure to the Summary Compensation Table and Grants of Plan-Based Awards Table and in the section entitled “Potential Payments Upon Termination or Change in Control” below.

Base Salary:

Base salaries are the most basic form of compensation and are integral to any employment arrangement. Our main consideration in determining base salaries is to remain competitive. We also seek to balance a logical salary structure within the Company globally with the demands of the market for executive talent. A competitive base salary allows us to attract individuals from other organizations, both within our industry and outside our industry. Paying our existing named executive officers a competitive base salary that is updated to compete with market pressures helps us retain key staff by minimizing their need or desire to leave us to increase their level of basic compensation. In addition, base salary enables our named executive officers to maintain a sufficient standard of living in the locations where we operate and, accordingly, base salaries differ by geographic location.

AXIS utilizes a salary grade structure that was created with the assistance of Mercer Human Resource Consulting, or Mercer. Each of our 14 salary grades has a minimum, midpoint and maximum salary that were established with a midpoint at the 60th to 65th percentile compared to similar positions at comparable companies. The ranges of permitted salaries for each grade were established utilizing approximately the top third of the salary range for our industry based on the data provided by Mercer. Our named executive officers are generally in the highest salary grade because they have the highest level of responsibility among our employees, but their placement within the range of salaries in that grade is based on the individual’s type of position, historical factors, geographic location, individual performance, and the Compensation Committee’s determination of competitiveness and appropriate levels based on the Chief Executive Officer’s recommendations (except for himself).

Messrs. Charman and Butt are not graded, and their initial annual base salaries were established pursuant to their employment agreements at the time of hire based on then-current market conditions. The Compensation Committee bases salary adjustments for Messrs. Charman and Butt on the same factors used to determine the other named executive officers’ salaries within their pay grade. Mr. Charman’s salary also reflects, in part, his substantial contribution to our Company and his high level of responsibility as discussed above, and thus is higher than the salaries of our other named executive officers.

Base salaries are generally reviewed at the end of each calendar year. We review external salary survey data to assist in developing the total budget for salary increases company-wide. This total amount includes annual merit increases, increases due to promotions and any increases needed for market adjustments to remain competitive. A merit increase guideline is then expressed in terms of a percentage of current annual base salary for each geographic location. We intend that the merit increase guidelines will ensure that our salaries remain competitive and reflect cost of living adjustments and other pay increases for the geographic location as reported in surveys.

The Chief Executive Officer recommends annual base salary increases, if any, for our named executive officers (except for himself). The Compensation Committee reviews and approves those increases using the guidelines described above. The Compensation Committee reviews and evaluates the performance of the Chief Executive Officer and approves any changes to his base salary. Those decisions are then reviewed and ratified by the independent directors of our Board.

At the end of 2009, our Chief Executive Officer reviewed and our Compensation Committee approved base salaries for our named executive officers as follows: Mr. Fischer’s base salary was increased 10%; Mr. Greenfield’s base salary was increased 5% and Mr. Gressier’s base salary was increased 10%. Messrs. Butt and Charman’s base salaries were not increased for 2010.

Under the amendments to the employment agreement for Messrs Butt and Charman, effective January 1, 2011, Mr. Butt’s base salary is set at $750,000 per year and Mr. Charman’s base salary is $1,575,000. Pursuant to the new employment agreements with Messrs. Fischer and Gressier, Mr. Fischer’s base salary is set at $885,000 and Mr. Gressier’s base salary is $910,000.

Annual Incentive Plan:

Annual incentive compensation, which we refer to as the annual bonus, for our named executive officers is provided under our 2004 Annual Incentive Plan, which is described below in the narrative to the Summary Compensation Table and Grants of Plan-Based Awards in 2010 Table. The Annual Incentive Plan is a critical tool for rewarding the achievement of corporate goals while providing us with the flexibility to reduce or eliminate the incentive amount if those goals are not met.

To further our goal of keeping the best interests of shareholders at the forefront of decision-making for our employees and executive officers, the total bonus pool historically has been and continues to be tied to our return on average shareholders’ common equity, or ROACE. For 2010 performance, the Compensation Committee refined our performance metrics as follows:

•

ROACE will be measured on an operating basis, which excludes after-tax realized gains and losses from our investment portfolio, and will continue to be evaluated relative to the Company’s annual financial plan.

•

A diluted book value per share evaluation benchmark was introduced such that 12 month growth in diluted book value per share (measured as of September 30 of each respective year) at or above median relative to our peer group is considered to be target performance and a ranking in the top third relative to our peer group is considered to be superior performance.

In early 2010, the Compensation Committee determined that if AXIS achieved an operating ROACE of 11.3% for 2010 and if 12 month growth in diluted book value per share, measured as of September 30, 2010, was at or above the median for our peer group, the target bonus pool would be equal to 100% of the aggregate total target bonus amounts for all employees. This value reflects the Committee’s view that our industry continues to operate in a soft underwriting market cycle and in a historically low interest rate environment. Accordingly, the Committee believed that the operating ROACE target for 2010 represented a reasonable goal.

As in 2008 and 2009, the Compensation Committee in 2010 further decided to set the objective for superior results at 120% of the target objective for operating ROACE. Accordingly, if AXIS achieved an operating ROACE target of 13.6%, and if our 12 month growth in diluted book value per share was in the top one-third of our peer group, the annual incentive plan pool would be 150% of the aggregate target bonus amounts for all employees. The Compensation Committee also retained the discretion to approve a downward or upward adjustment to any bonus pool amount, in the event of performance below the target level, between the target and superior levels or above the superior level. The goal of the Compensation Committee, both in setting the targets and in retaining discretion to make adjustments based on ultimate results and the circumstances behind those results, was to establish a program that provides appropriate incentive for behavior that focuses on business decisions that are in the long-term best interests of AXIS and our shareholders and comports with our business strategy of underwriting discipline and appropriate risk-taking.

In order to achieve a competitive total compensation package, in consultation with its outside consultant, in 2003 AXIS established individual annual bonus targets expressed as a percentage of base salary for each salary grade. Target amounts represent a starting point for the Compensation Committee to use in allocating bonuses among the named executive officers, and are not guaranteed for named executive officers. Mr. Gressier’s and Mr. Fischer’s target bonuses were adjusted in 2010 to reflect the additional levels of responsibility that each have within the organization. After these adjustments, all named executive officers’ target bonuses are now 125% of their annual salaries, except for Mr. Charman, whose annual incentive target award is set under his employment agreement at 150% of his base salary, subject to a minimum of $1,875,000 if performance targets are met. Mr. Charman’s base salary for the purpose of calculating his incentive target for 2011 performance remains at $1,250,000 and did not increase with the January 1, 2011 change in his base salary as a result of his amended employment contract.

In all cases, our named executive officer’s actual incentive award is subject to the discretion of the Compensation Committee. Each executive may receive no bonus or a lower than target bonus for an unsatisfactory individual performance, may receive a bonus based on the level of pool funding if they meet expectations, or may receive a higher bonus at the discretion of the Compensation Committee. The amount actually awarded reduces the total bonus pool available for other executive officers and employees.

In 2010, as previously stated, our operating results significantly improved over our 2009 results. Despite this significant improvement relative to the prior year, our 2010 operating ROACE of 12.4% was below our superior objective of 13.6%. However, our operating ROACE did exceed our established target of 11.3% and annual growth in our diluted book value per share was in the top third for our peer group, achieving superior performance for this metric. In determining the overall bonus pool amount, the Compensation Committee took into consideration the continuing soft property and casualty pricing market, the historically low interest rate environment and the significant global catastrophic loss activity in 2010. Based on these factors, the Compensation Committee viewed the Company’s performance as superior and therefore used its discretion to approve an overall bonus pool amount of 150% of the target amount.

In determining the bonus amount for each of the named executive officers, the Committee considered the relative performance of each of the named executive officers, as recommended by the Chief Executive Officer (other than for himself), and approved a bonus as a percentage of target of between 150% and 200% of target. Therefore, based on the recommendation of our Chief Executive Officer (other than for himself), the Compensation Committee approved an allocation to the named executive officers of a portion of the Annual Incentive Plan pool equal to each named executive officer’s target percentage of base salary multiplied by 175% for Mr. Butt, 200% for Mr. Charman, 150% for Mr. Fischer, and 200% for Mr. Gressier. The Committee believed that these amounts accurately reflected the individual performance and contribution to the overall results that the Company achieved in 2010.

Long-Term Equity Compensation Plan:

In 2010, we provided long-term incentive compensation through equity awards under our 2007 Long-Term Equity Compensation Plan, or 2007 LTEP, which previously was approved by our shareholders. Equity awards are an especially valuable tool in linking the personal interests of executive officers to those of our shareholders because the amount the executive officers will ultimately receive under these awards is determined by our stock price. A higher stock price benefits our shareholders and increases the value of the executive officers’ equity awards. In addition, the vesting requirement for our equity awards is a valuable retention tool that we consider very important in a competitive industry. Furthermore, because other employers with whom we compete for executive talent grant equity as part of their compensation packages, we believe that we need to include this element as part of our executive officers’ compensation in order to be competitive.

In 2003, with the help of our outside consultant at that time, we established equity award guidelines for a target annual award of stock options and restricted stock for each executive. The targets were designed to provide an above median total compensation package for above median performance when compared to our industry peer group, when the equity awards are combined with base salary and annual incentive payments. In 2005, we modified our practice to discontinue the granting of stock options and increase the grants of restricted stock because we desired a more effective equity vehicle for rewarding performance and retaining valuable executive talent. We believe that the use of restricted stock provides executive officers with the motivation to meet or exceed individual goals and make decisions that add to longer-term shareholder value.

Under these equity award guidelines, the target annual award currently is 90,000 shares of restricted stock for Mr. Charman and 75,000 shares for Mr. Butt. The target annual award for Messrs. Fischer and Gressier currently is 35,000 shares of restricted stock, which represents an increase from their 2009 target annual award of 30,000 shares. These guidelines, however, represent only the starting point for determining an executive officer’s actual award each year. At the end of each fiscal year, the Compensation Committee determines the actual awards to be made in its discretion, considering competitiveness, retention needs, Company and individual performance and any other factors it deems relevant. The awards are generally granted in the first quarter of the following year.

As discussed in our proxy statement for our 2010 annual general meeting, in February 2010 the Compensation Committee determined that the following annual awards of restricted stock under the 2007 LTEP were appropriate for the named executive officers as a result of our Company performance in 2009: Mr. Charman—95,000 shares; Mr. Butt—75,000 shares and Messrs. Fischer and Gressier—40,000 shares. As a result, on February 8, 2010, our Compensation Committee approved those restricted stock awards. The restricted stock vests 25% per year over four years. The awards made in February 2010 reflect 2009 performance but, because they were granted early in 2010, they are reflected in the Summary Compensation Table and the Grants of Plan-Based Awards Table for the 2010 fiscal year.

In connection with the execution of his amended employment agreement and in consideration of his outstanding contributions to the Company, in January 2011 Mr. Butt was granted 100,000 additional shares of the Company’s restricted common stock. The shares vest 25% per year over four years.

On February 7, 2011, the Compensation Committee approved the following annual awards of restricted stock under the 2007 LTEP to the named executive officers for 2010 performance: Mr. Charman—110,000 shares; Mr. Butt—75,000 shares; Mr. Gressier—50,000 shares and Mr. Fischer—35,000 shares. These awards will vest 25% per year over four years and range from between 100% to 143% of the named executive officer’s respective targets. The awards made in February 2011 reflect 2010 performance but, because they were granted in early 2011, are not reflected in the Summary Compensation Table or the Grants of Plan-Based Awards Table for the 2010 fiscal year.

In September 2009, the Compensation Committee ratified and implemented minimum stock ownership guidelines for all named executive officers and other selected members of senior management. The guidelines require the Chief Executive Officer and Chairman to hold AXIS securities with a value equal to a minimum of five times their annual base salary, and require the other named executive officers and covered members of senior management to hold AXIS securities with a value equal to a minimum of two to three times their annual base salary. Individuals subject to the guidelines have five years from September 2009, the date of promotion or appointment to a position subject to the guidelines, whichever is later, to meet the applicable minimum requirement. Restricted stock or restricted stock units that have vested or that will vest within 60 days, including shares withheld to or used to pay mandatory payroll or income taxes within the previous three years, as well as shares owned outright, will count towards meeting the guidelines.

Deferred Compensation and Supplemental Retirement Plans:

In January 2004, AXIS implemented supplemental retirement plans, or SERPs, for Messrs. Charman and Butt. The plans are described more fully below under the Pension Benefits Table. Mr. Charman’s plan generally requires us to make annual payments to Mr. Charman upon his retirement for a period of 20 years or beginning on January 1, 2009 even if he is not retired. This date was set during the negotiation of Mr. Charman’s employment agreement to coincide with the original termination date of the agreement. The first annual installment of Mr. Charman’s SERP was paid in February 2009. Mr. Butt’s plan generally requires us to make annual payments to Mr. Butt upon his retirement for a period of ten years or beginning on January 1, 2010 even if he is not retired. On September 19, 2008, Mr. Butt’s SERP was amended to increase by $100,000 the supplemental amount payable to Mr. Butt for each of the last five years of the SERP, to comport with what was originally intended by the Compensation Committee when it approved the amendment made to Mr. Butt’s SERP in March 2006. The first annual installment of Mr. Butt’s SERP was paid in January 2010.

If the executive dies, is permanently disabled or a change in control of AXIS occurs, the remaining benefits under the SERP become fully payable in a lump sum. Payments are accelerated upon these events because these are circumstances under which the executive and his family would likely need additional security. These plans were established to provide competitive retirement benefits for our most senior leaders and to aid in their retention.

Severance Benefits:

Although we do not maintain a general severance plan for our named executive officers, each of our named executive officers has rights upon termination of his employment under his employment agreement. The terms and conditions of the separation benefits and payments are described in detail in the section entitled “Potential Payments Upon Termination or Change in Control.” We provide these benefits in order to be competitive as an employer. We generally provide certain benefits upon a named executive officer’s death or disability in part because these are circumstances under which the named executive officer and his family would likely need additional security, and we wish to reward loyal service with benefits at the time they are most needed. We also provide various benefits in connection with a change in control, in part because a change in control situation often undermines our named executive officers’ job security, and it is to the benefit of AXIS and its shareholders to encourage the named executive officers to seek out beneficial business transactions and to remain with us through the closing of the transaction, even though their futures may be uncertain as a result. As such, we structured the change in control provisions in the named executive officers’ agreements with a “double trigger,” which requires termination of the executive without cause or termination by the executive for good reason in connection with a change in control. Because the consummation of a transaction alone would not trigger this benefit, this structure essentially places the decision of whether or not to trigger change in control benefits largely in the hands of the acquiring company.

We provide named executive officers with benefits and severance payments if we terminate them without cause and in some cases if they voluntarily leave under certain circumstances. These benefits add a level of security to the named executive officer’s position. We believe that they are needed to attract and retain talented executive officers in our industry. These provisions encourage individuals to move from more established firms in the industry to our firm, which has less history, and help attract individuals from outside of the industry to take a position in our industry, which is generally more volatile. In addition, we face significant competition within our industry for experienced leaders, and we believe that these benefits are needed to remain competitive as an employer. Furthermore, we provide these benefits in part so that we can obtain valuable agreements from the named executive officers to assign to us certain intellectual property rights, not to compete with us for a certain period of time after leaving, not to solicit our employees or customers after leaving and to maintain the confidentiality of our information. Moreover, providing termination payments allows us to obtain a release of claims from the named executive officer upon their departure from AXIS, which we consider a valuable benefit to us.

Other Compensation:

Because our business is global and we are headquartered in Bermuda, many of our named executive officers are required to relocate or to maintain a second residence or travel for business in order to work for us. To reduce the likelihood that this factor will prevent talented executive officers from joining AXIS, we provide reimbursements for a certain amount of personal travel for return trips home to named executive officers who work away from their home countries, as well as in some cases housing allowances to help defray the cost of maintaining a second residence or working in multiple locations. We also pay for certain U.S. tax expenses for any Bermuda-based employee who may be subject to incremental taxes as a result of travel to the U.S. for business purposes. We also provide certain other perquisites and benefits, as well as the general health plan and other benefits provided to all employees, which make us a competitive employer and do not represent a significant cost to us. These benefits also provide our named executive officers with the security and convenience that allows them to focus their attention on carrying out their responsibilities to AXIS.

U.S. Tax Considerations:

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to certain executive officers, although performance-based compensation arrangements may qualify for an exemption from the deduction limit if they satisfy various requirements under Section 162(m). For AXIS, this rule has limited effect because our Company is headquartered in Bermuda and U.S. tax law only affects a portion of our income. Therefore, although we are aware of and consider the impact of this rule when developing and implementing our executive compensation program, compliance with the requirements of Section 162(m) requires a somewhat formulaic approach, and we believe that flexibility is more important in our compensation programs. Therefore, this has not been a driving factor in the operation of our executive compensation program.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on the review and discussions referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE

Henry B. Smith, Chairman

Donald J. Greene

Christopher V. Greetham

Thomas C. Ramey

PROPOSAL 2. NON-BINDING VOTE ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934 (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”)) and the related rules of the SEC, we are including in the proxy statement a separate resolution subject to shareholder vote to approve, in a non-binding vote, the compensation of our named executive officers as disclosed above. The language of the resolution is as follows:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement pursuant to the rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and any related narrative discussion is hereby APPROVED.”

In considering their vote, shareholders may wish to review with care the information on AXIS’ compensation policies and decisions regarding the named executive officers presented in the Compensation Discussion and Analysis section above as well as the discussion regarding the Compensation Committee and Compensation Committee Process.

In particular, shareholders should note the following:

•

Our diluted book value per share grew by 17% in 2010. Our diluted book value per share compounded annual growth rate is 13.4% since our initial public offering in 2003. Since our inception, we have achieved an average annual return on average common equity of 15.8%. The total return for our common stock (price appreciation plus reinvestment of dividends) was 29.6% in 2010, compared to a one year median of 17.14% for the global industry classification standard (GICS) insurance group within the Russell 3000.

•

We believe that our compensation is appropriately aligned with our long-term performance. Specifically, incentive-based compensation represents a meaningful portion of our named executive officers’ target total compensation opportunity. Also, 100% of our long-term incentives consist of restricted stock, which vests 25% a year over four years. Further, our executives are subject to stock ownership guidelines (and holding requirements) that align their long-term interests with those of our shareholders and encourage a long-term focus in managing the Company.

•

We continue to refine our compensation arrangements with recognition of the best practices for alignment of executive compensation with our shareholders’ long-term best interests. For example, effective January 1, 2011, we amended the employment agreements with our named executive officers to eliminate any excise tax gross-up provisions as well as certain perquisites from each named executive officer’s compensation arrangement. Additionally, in September 2010, we replaced the “single trigger” change of control vesting provision in our equity award agreements with a “double trigger” provision for grants of restricted stock and restricted stock units made after January 1, 2011. This double trigger provision ensures that awards will only vest automatically upon a change of control of the Company if the awardee’s employment is also subsequently terminated: (i) without cause by the Company, or (ii) by the awardee with good reason, in each case within 24 months of the change of control.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL 3. NON-BINDING VOTE ON THE FREQUENCY

OF SHAREHOLDER VOTES ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934 (which was added by the Dodd-Frank Act) and the related rules of the SEC, we are including in the proxy statement a separate resolution subject to shareholder vote to determine, in a non-binding vote, whether a shareholder vote to approve the compensation of our named executive officers (that is, votes similar to the non-binding vote in Proposal No. 2 on page 28) should occur every one, two or three years.

After careful consideration of this proposal, our Board of Directors has determined that an advisory vote on executive compensation that occurs every year is the most appropriate policy for AXIS at this time, and therefore our Board of Directors recommends that you vote for future advisory votes on executive compensation to occur annually.

In formulating its recommendation, our Board of Directors recognized that the Company’s executive compensation programs are designed to promote a long-term connection between pay and performance. However, because executive compensation disclosures are made annually, the Board of Directors considered that an annual advisory vote on executive compensation will allow our shareholders to provide us with their direct and immediate input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year. Additionally, an annual advisory vote on executive compensation is consistent with our policy of seeking input from, and engaging in discussions with, our shareholders on corporate governance matters and our executive compensation philosophy, policies and practices. We understand that our shareholders may have different views as to what is the best approach for AXIS, and we look forward to hearing from our shareholders on this proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “ONE YEAR” WITH RESPECT TO THE VOTE TO DETERMINE THE FREQUENCY OF SHAREHOLDER VOTES ON EXECUTIVE COMPENSATION. However, notwithstanding the Board’s recommendation and the outcome of the shareholder vote, the Board may in the future decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with shareholders and the adoption of material changes to compensation programs.

Summary Compensation Table

The following table sets forth compensation earned by (1) each individual who served as a Chief Executive Officer of AXIS in 2010, (2) each individual who served as a Chief Financial Officer of AXIS in 2010, and (3) the other three most highly compensated executive officers for the year ended December 31, 2010. These individuals are referred to as the “named executive officers.”

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($) (3)			Non-Equity Incentive Plan Compensation ($)		Change in Pension Value and Nonquali- fied Deferred Compensation Earnings ($)			All Other Compensation ($)			Total ($)
John R. Charman(1) Chief Executive Officer, President and Director	2010 2009 2008	$ $ $	1,250,000 1,250,000 1,250,000	$ $ $	937,500 375,000 —	$ $ $	2,725,550 2,363,400 42,226,000	(4)	$ $ $	2,812,500 1,875,000 1,315,000	$ $ $	— 407,000 1,221,000	(10)	$ $ $	1,875,661 709,487 758,492	(5)	$ $ $	9,601,211 6,979,887 46,770,492

Michael A. Butt Chairman of the Board	2010 2009 2008	$ $ $	850,000 850,000 850,000	$ $ $	265,650 107,500 —	$ $ $	2,151,750 1,181,700 3,528,000		$ $ $	1,593,750 1,062,500 800,000	$ $ $	— 237,000 702,000	(11)	$ $ $	433,608 376,975 499,599	(6)	$ $ $	5,294,758 3,815,675 6,379,599

David B. Greenfield(2) Former Chief Financial Officer	2010 2009 2008	$ $ $	535,192 550,000 550,000	$ $ $	— — —	$ $ $	774,630 787,800 1,764,000		$ $ $	–– 495,000 415,000	$ $ $	— — —		$ $ $	5,095,670 63,981 57,838	(7)	$ $ $	6,405,492 1,896,691 2,786,838

John Gressier Chairman, AXIS Insurance	2010 2009 2008	$ $ $	880,000 800,000 800,000	$ $ $	550,000 160,000 —	$ $ $	1,147,600 787,800 2,352,000		$ $ $	1,650,000 800,000 600,000	$ $ $	— — —		$ $ $	548,542 364,705 389,083	(8)	$ $ $	4,776,142 2,912,505 4,141,083

William A. Fischer Chief Executive Officer and President, AXIS Re	2010 2009 2008	$ $ $	825,000 750,000 750,000	$ $ $	258,125 150,000 —	$ $ $	1,147,600 787,800 2,352,000		$ $ $	1,546,875 750,000 565,000	$ $ $	— — —		$ $ $	541,665 465,316 468,901	(9)	$ $ $	4,315,840 2,903,116 4,135,901

(1)	Mr. Charman also served as the Company’s acting Chief Financial Officer from December 1, 2010 until January 16, 2011.

(2)	Mr. Greenfield resigned from the Company effective November 30, 2010. Mr. Greenfield’s total compensation does not reflect the value of restricted stock awards forfeited upon his departure.

(3)	The valuation of the awards was based on the closing price of our common stock on the New York Stock Exchange on the day of the grant.

(4)	The amount for Mr. Charman includes $35,170,000 related to a one-time, special grant made in May 2008 of 1,000,000 shares of restricted stock in recognition of his agreeing to forego his announced retirement and extend his employment agreement through 2013.

(5)	The amount for Mr. Charman includes $180,000 in housing allowances, $125,000 in Company contributions to the AXIS Specialty Limited International Pension Plan (the “International Pension Plan”), $944,755 for payment of certain incremental tax expenses incurred as a result of travel to the U.S. for business purposes, as approved by our Compensation Committee for all Bermuda-based employees, and $491,033 for personal use of aircraft that we lease. We calculate our incremental cost for personal use of corporate aircraft based on variable operating costs, including fuel costs, crew travel, hourly costs, landing fees and other miscellaneous variable costs. Fixed costs that do not change based on usage, such as the lease costs for the aircraft, are not included. On certain occasions, a family member or other guest may accompany the executive on a flight. The additional direct operation cost incurred in these situations is included, except for incidental costs.

Additionally, the total amount also includes the incremental costs to the Company relating to the following perquisites and personal benefits: life insurance premiums, travel allowance related to a home leave benefit, income tax and planning services, club membership fees, personal use of internet account allowance, and additional medical coverage for Mr. Charman and his family (UK policy converted from British Pounds to U.S. dollars based on the exchange rate the date the premium was paid).

(6)	The amount for Mr. Butt includes $180,000 in housing allowances, $85,000 in Company contributions to the International Pension Plan, $25,809 for payment of certain incremental U.S. tax expenses incurred as a result of travel to the U.S. for business purposes, as approved by our Compensation Committee for all Bermuda-based employees, and $85,385 for personal use of aircraft that we lease. We calculate our incremental cost for personal use of corporate aircraft based on variable operating costs, including fuel costs, crew travel, hourly costs, landing fees and other miscellaneous variable costs. Fixed costs that do not change based on usage, such as the lease costs for the aircraft, are not included. On certain occasions, a family member or other guest may accompany the executive on a flight. The additional direct operation cost incurred in these situations is included, except for incidental costs.

Additionally, the total amount also includes the incremental costs to the Company relating to the following perquisites and personal benefits: travel allowance relating to a home leave benefit, club and professional dues, income tax and planning services, auto insurance and an annual executive medical examination.

(7)	The amount for Mr. Greenfield includes $5,000,000 in separation pay including $106,000 in accrued but unpaid separation payments.

Additionally, the total amount also includes the incremental costs to the Company relating to the following perquisites and personal benefits: Company contributions under the AXIS Specialty U.S. Services, Inc. 401(k) Plan (the “AXIS 401(k) Plan”), income and tax planning services, final accrued vacation payout upon termination, tax gross-up payment related to income tax and planning services and other miscellaneous tax gross-up payments.

(8)	The amount for Mr. Gressier includes $180,000 in housing allowances, $172,337 for payment of certain incremental tax expenses incurred as a result of travel to the U.S. for business purposes, as approved by our Compensation Committee for all Bermuda-based employees, $88,000 in Company contributions to the International Pension Plan and $84,343 in travel allowance relating to a home leave benefit.

Additionally, the total amount also includes the incremental costs to the Company relating to the following perquisites and personal benefits: automobile allowance, club membership fees and an annual executive medical examination.

(9)	The amount for Mr. Fischer includes $204,000 in housing allowances, $103,230 in tax gross-up payments related to his housing allowances, $72,500 in Company cash contributions in lieu of a Company contribution to the AXIS Specialty U.S. Services, Inc. Supplemental Retirement Plan in which Mr. Fischer is no longer eligible to participate due to changes to Section 457A of the Internal Revenue Code, and $57,842 in travel allowance relating to a home leave benefit.

Additionally, the total amount also includes the incremental costs to the Company relating to the following perquisites and personal benefits: automobile allowance, club membership fees, personal use of internet account allowance, an annual executive medical examination, personal income tax and planning services, Company contributions under the AXIS 401(k) Plan, auto registration, auto insurance, tax gross-up payment related to club membership fees, tax gross-up payment related to income tax and planning services, tax gross-up payment related to the home leave benefit, miscellaneous tax gross-up payments and payment for certain incremental U.S. tax expenses incurred as a result of travel to the U.S. for business purposes, as approved by our Compensation Committee for all Bermuda-based employees. Effective January 1, 2011, the Company will no longer provide for tax gross-up payments on perquisites for our named executive officers.

(10)	The actuarial present value of Mr. Charman’s supplemental executive retirement plan (“pension value”) decreased by $166,000 due to the benefit paid to Mr. Charman being greater than the actuarial adjustment made to the pension value in 2010. Refer to Note 14 of the Company’s consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2010 for further details on the key assumptions used by management to determine this pension value (referred as pension benefit obligation).

(11)	Mr. Butt’s pension value decreased by $132,000 due to the benefit paid to Mr. Butt being greater than the actuarial adjustment made to the pension value in 2010. Refer to Note 14 of the Company’s consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2010 for further details on the key assumptions used by management to determine this pension value (referred as pension benefit obligation).

Grants of Plan-Based Awards in 2010

The following table provides information on annual incentive payments and restricted stock awards granted in 2010 to each of our named executive officers.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards	All Other Stock Awards: # of Shares of Stock or Units (#)	Grant Date Fair Value of Stock & Option Awards (3)
Name	Grant Date		Target (1) ($)
John R. Charman	2/8/2010	(2)		95,000	$2,725,550
	n/a		$1,875,000
Michael A. Butt	2/8/2010	(2)		75,000	$2,151,750
	n/a		$1,062,500
David B. Greenfield	2/8/2010	(2)		27,000	$774,630
	n/a		$—
John Gressier	2/8/2010	(2)		40,000	$1,147,600
	n/a		$1,100,000
William A. Fischer	2/8/2010	(2)		40,000	$1,147,600
	n/a		$1,031,250

(1)	Amounts reflect the annual target incentive bonus opportunity pursuant to each Named Executive Officer’s employment agreement. There are no thresholds or maximums set forth in such agreements.

(2)	Grant of restricted stock under the 2007 Long-Term Equity Compensation Plan, the terms of which are summarized in the narrative below and under “Compensation Discussion and Analysis – Long-Term Equity Compensation Plans.”

(3)	Amounts represent the grant date fair value of the restricted stock awards granted in 2010, which had a grant date fair value per share of $28.69. The restricted stock vests in four equal installments on the first, second, third and fourth anniversary of the date of the grant.

Employment Agreements with Named Executive Officers

John R. Charman

Under Mr. Charman’s employment agreement, dated as of December 15, 2003 and as amended on October 23, 2007, February 19, 2008, May 20, 2008 and December 31, 2010 (effective January 1, 2011) Mr. Charman serves as our Chief Executive Officer and President, a member of our Board and a member of the Executive Committee of our Board for a term of service to December 31, 2013. Under the employment agreement, Mr. Charman is entitled to an annual base salary of at least $1,575,000, and an annual target incentive bonus opportunity of at least $1,875,000 should performance targets be met. Mr. Charman is entitled to participate in all incentive plans and all employee benefit plans in which our senior executives are eligible to participate.

The amendment, effective January 1, 2011, eliminated provisions providing for payment or reimbursement for club memberships, use of an automobile, financial and tax planning and excise taxes.

Mr. Charman is entitled to: (1) reimbursement of first-class air fare for up to 14 personal trips per year for Mr. Charman or members of his family between London and Bermuda, Bermuda and New York, London and New York, Bermuda and Newark, or London and Newark; (2) $15,000 per month housing allowance for residence in Bermuda; and (3) any other fringe benefits provided to our senior executives generally. These benefits are reflected in the “All Other Compensation” column of the Summary Compensation Table and the related footnote.

The employment agreement also entitles Mr. Charman to a supplemental executive retirement benefit, which has been established and is the subject of a separate written agreement that is described under the Pension Benefits Table below. Mr. Charman’s employment agreement provides for certain benefits upon termination of his employment for various reasons, as described below in the section entitled “Potential Payments Upon Termination or Change in Control.”

The agreement also provides for a 12-month notice period should Mr. Charman desire to voluntary terminate his employment with the Company and non-compete and non-solicitation provisions for a period of 24 months from the date of termination.

Michael A. Butt

Mr. Butt serves as Chairman of our Board under a service agreement dated as of December 15, 2003, as amended on May 12, 2006, September 19, 2008, May 6, 2009 and December 31, 2010 (effective January 1, 2011) for a term of service to December 31, 2012. Under the service agreement, Mr. Butt is entitled to an annual base salary of at least $750,000, and an annual target incentive bonus opportunity of no less than 125% of his annual base salary should performance targets be met. Mr. Butt is entitled to participate in all incentive plans and all employee benefit plans in which our senior executives are eligible to participate.

The amendment, effective January 1, 2011, eliminated provisions providing for payment or reimbursement for club memberships, use of an automobile, financial and tax planning and excise taxes.

Mr. Butt is entitled to: (1) reimbursement of first-class air fare for up to four personal trips per year for Mr. Butt or members of his family between Bermuda and Europe; and (2) any other fringe benefits provided to our senior executives generally. These benefits are reflected in the “All Other Compensation” column of the Summary Compensation Table and the related footnote.

The service agreement also entitles Mr. Butt to a supplemental executive retirement benefit, which has been established and is the subject of a separate written agreement that is described under the Pension Benefits Table below. Mr. Butt’s service agreement provides for certain benefits upon termination of his employment for various reasons, as described below in the section entitled “Potential Payments Upon Termination or Change in Control.”

The agreement also includes non-compete and non-solicitation provisions for a period of 12 months from the date of termination.

John Gressier

On December 31, 2010, the Company and Mr. Gressier entered into a new employment agreement to serve as Chairman of AXIS Insurance for a term of service to December 31, 2013. Under the employment agreement, effective January 1, 2011, Mr. Gressier is entitled to an annual base salary of at least $910,000 and an annual target incentive bonus opportunity of no less than 125% of his annual base salary should performance targets be met. Mr. Gressier is also eligible to participate in the Company’s 2007 Long-Term Equity Compensation Plan, with an initial annual target grant of 35,000 restricted shares.

The new employment agreement eliminated provisions previously provided for in the prior employment agreement for payment or reimbursement for club memberships, an automobile allowance and payment for financial and tax planning services.

Under the employment agreement, Mr. Gressier also is entitled to: (1) a monthly housing allowance of $15,000 so long as he is on assignment in Bermuda; (2) reimbursement in an amount up to $110,000 per calendar year for return trips to the United Kingdom for Mr. Gressier or members of his family; and (3) other employee benefits we provide to senior executives generally. These benefits are reflected in the “All Other Compensation” column of the Summary Compensation Table and the related footnote.

Mr. Gressier’s employment agreement provides for certain benefits upon termination of his employment for various reasons, as described below in the section entitled “Potential Payments Upon Termination or Change in Control.”

The agreement also provides for a 12-month notice period should Mr. Gressier desire to voluntary terminate his employment with the Company and non-compete and non-solicitation provisions for a period of 12 months from the date of termination.

William A. Fischer

On December 31, 2010, AXIS Specialty Limited entered into a new employment agreement with Mr. Fischer to serve as Chief Executive Officer of AXIS Re for a term of service to December 31, 2013. Under the employment agreement, effective January 1, 2011, Mr. Fischer is entitled to an annual base salary of at least $885,000 and an annual target incentive bonus opportunity of no less than 125% of his base salary should performance targets be met. Mr. Fischer is also eligible to participate in the Company’s 2007 Long-Term Equity Compensation Plan, with an initial annual target grant of 35,000 restricted shares.

The new employment agreement eliminated provisions previously provided for in the prior employment agreement for payment or reimbursement for club memberships, an automobile allowance and payment for financial and tax planning services.

Under the employment agreement, Mr. Fischer also is entitled to: (1) a monthly housing allowance of $27,000 so long as he is on assignment in Bermuda; (2) reimbursement in an amount up to $50,000 per calendar year for return trips to the United States for Mr. Fischer or members of his family; and (3) other employee benefits we provide to senior executives generally. These benefits are reflected in the “All Other Compensation” column of the Summary Compensation Table and the related footnote.

Mr. Fischer’s employment agreement provides for certain benefits upon termination of his employment for various reasons, as described below in the section entitled “Potential Payments Upon Termination or Change in Control.”

The agreement also provides for a 12-month notice period should Mr. Fischer desire to voluntary terminate his employment with the Company and non-compete and non-solicitation provisions for a period of 12 months from the date of termination.

David B. Greenfield

Mr. Greenfield, our former Chief Financial Officer, resigned from the Company effective November 30, 2010. The terms of the separation agreement with Mr. Greenfield are described below in the section entitled “Potential Payments Upon Termination or Change in Control.”

Long-Term Equity Compensation

2007 Long-Term Equity Compensation Plan

In 2007, our Board adopted and our shareholders approved the AXIS Capital Holdings Limited 2007 Long-Term Equity Compensation Plan, or “2007 LTEP.” The 2007 LTEP provides for the grant of non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock awards, restricted stock units, performance units and other equity-based or equity-related awards to our employees, directors and consultants. The Compensation Committee has broad authority to administer the plan, including the authority to select plan participants, determine when awards will be made, determine the type and amount of awards, determine the exercise price of options and stock appreciation rights, determine any limitations, restrictions or conditions applicable to each award and determine the terms of any agreement or other document that evidences an award. During 2010, only restricted stock was awarded under this plan to the named executive officers.

Restricted stock awards represent a grant of shares of our common stock, subject to restrictions on transfer of the shares, any other restrictions the Compensation Committee imposes and forfeiture of the shares if the participant terminates employment before the shares vest. The restricted stock we granted during 2010 vests (and the restrictions lapse) in four equal installments on the first, second, third and fourth anniversary of the date of grant. Vesting is fully accelerated upon the death or permanent disability of the participant or a change in control, as described below in the section entitled “Potential Payments Upon Termination or Change in Control.” Holders of restricted stock may be credited with regular dividends paid with respect to the underlying shares while they are unvested.

In September 2010, the Compensation Committee approved revised forms of award agreements for use by the Company for awards of restricted stock and restricted stock units made on and after January 1, 2011. Under the revised agreements, awards continue to vest in four equal installments on the first, second, third and fourth anniversary of the grant date. The awards also vest automatically upon the awardee’s death or permanent disability. Additionally, the “single trigger” change of control provision was replaced with a “double trigger” vesting provision under which awards will automatically vest upon a change of control only if an awardee’s employment is subsequently terminated: (1) by the Company without cause; or (2) by the awardee with good reason, in each case within 24 months of the change of control.

2003 Long-Term Equity Compensation Plan

Our Board adopted and our shareholders approved the AXIS Capital Holdings Limited 2003 Long-Term Equity Compensation Plan, or “2003 LTEP.” The 2003 LTEP provides for the grant of non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock awards, performance shares, performance unit awards and share purchase rights to our employees, directors and consultants. The Compensation Committee has broad authority to administer the plan, including the authority to select plan participants, determine when awards will be made, determine the type and amount of awards, determine the exercise price of options and stock appreciation rights, determine any limitations, restrictions or conditions applicable to each award, and determine the terms of any agreement or other document that evidences an award. As a result of the approval of the 2007 Long-Term Equity Compensation Plan, discussed above, grants are no longer made under the 2003 LTEP.

Annual Incentive Plan

We fund annual incentive payments, under our Annual Incentive Plan, to provide performance-based cash annual bonuses for our employees. The funding for the Annual Incentive Plan for 2010 was tied directly to (1) our operating return on average shareholders’ common equity, or “Operating ROACE,” which is equal to our net income for the year, excluding realized gains or losses, divided by our average common shareholders’ equity for the year; and (2) a comparison of growth in our diluted book value per share with our peer group. If Operating ROACE and diluted book value per share performance targets are met or exceeded, we fund a total annual incentive plan pool equal to or greater than, respectively, the aggregate of all target bonuses. If the performance is below target, our Compensation Committee reviews our performance with respect to our peer group to determine the level of payments to be made (if any) under the plan in its discretion.

Once the pool funding amount is established, individual awards are based on a portion of the total pool amount available, adjusted for the employee’s individual performance. The Chief Executive Officer determines the individual performance and the amount of annual incentive for each named executive officer and makes a recommendation to the Compensation Committee. The Compensation Committee reviews the recommendations and determines the appropriate bonus amount, within the restrictions of the total pool, for the named executive officers. The Compensation Committee also evaluates the Chief Executive Officer’s performance in its discretion and determines his incentive award under the plan. All individual awards for named executive officers are at the discretion of the Compensation Committee. The individual awards may range from 0% of an individual target for individuals whose performance was unsatisfactory during the year, to an amount up to 100% or more of an individual target for those who met expectations for the year, to an uncapped percentage of salary for those who exceeded expectations for the year as determined by the annual performance review process. However, the total payments made under the plan to all employees, including named executive officers, cannot exceed the overall pool funding level established by the Compensation Committee. Each eligible employee that is granted an incentive payment and that is employed on the date incentives are paid receives his or her bonus in cash early in the following year.

At the beginning of 2010, the Compensation Committee established the performance metrics for the Annual Incentive Plan. For 2010, the Compensation Committee determined that if AXIS achieved the designated performance target of 11.3% Operating ROACE and annual growth in diluted book value per share at or above the median for our peer group for the twelve months preceding September 30, 2010, the total bonus pool paid under the Annual Incentive Plan would be equal to 100% of the total target bonus amount for all employees. If AXIS were to achieve Operating ROACE of at least 120% of the Operating ROACE performance target and annual growth in diluted book value per share at the top third for our peer group for the twelve months preceding September 30, 2010, designated as “superior performance,” we would fund the Annual Incentive Plan at 150% of the total target pool amount. In the event of performance below the target level or over the superior level, the Compensation Committee retained the discretion to approve an incentive pool amount appropriate in its judgment. Based on our financial results for 2010, the Compensation Committee decided to fund the total Annual Incentive Plan pool at 150% of the target pool amount.

Retirement Benefits

Our named executive officers participate in our International Pension Plan and our U.S. 401(k) Plan. Messrs. Charman, Butt and Gressier participated in our International Pension Plan during 2010 and Messrs. Greenfield and Fischer participated in the AXIS 401(k) Plan during 2010.

The International Pension Plan permits employees to make contributions to their own accounts in the plan, and requires us to contribute an amount equal to at least 10% of each participant’s base salary each year, reduced by any amounts that we are required to contribute to another plan, although we may contribute more in our discretion. For 2010, we contributed an amount equal to 10% of base salary to the International Pension Plan for our named executive officers. Our contributions to the International Pension Plan vest fully after the employee has been in the plan for two years. Benefits are paid after termination of employment or upon death or disability either in cash or by transfer to another retirement plan or retirement product.

In the United States, we maintain the AXIS 401(k) Plan, under which employees may contribute a portion of their earnings on a tax-deferred basis and we make matching contributions. We also may make annual employer discretionary contributions. For 2010, we made matching contributions equal to 100% of each employee’s contributions, subject to a maximum match of 4% of eligible earnings. We also made annual employer discretionary contributions equal to 6% of each participant’s eligible earnings. For purposes of calculating the matching and employer discretionary contributions, only the first $245,000 of each named executive officer’s earnings was taken into account, due to limitations imposed by the Internal Revenue Code. Named executive officers are always fully vested in our matching contributions, and vest in our employer discretionary contributions 25% per year, with full vesting in the plan after four years of service. Benefits are distributable upon termination of employment or upon reaching age 59-1/2.

In addition, we provide non-tax-qualified retirement programs to eligible employees, including our named executive officers, as described in detail below under the Pension Benefits Table and the Nonqualified Deferred Compensation Table.

Additional Benefits

We maintain an Executive Health Examination Program, under which we pay for an annual physical examination for each of our named executive officers. Executive officers are encouraged to participate in this program, and each of our executive officers was entitled to have a physical exam between January 1, 2010 and December 31, 2010. We pay the full cost of the physical examination, plus any travel-related expenses. In 2010, Messrs. Butt, Fischer and Gressier completed physical examinations, and reimbursed amounts are included in the 2010 “All Other Compensation” column of the Summary Compensation Table.

In addition, previously we provided Mr. Charman with an additional life insurance benefit that was not provided to our other executive officers or employees. This benefit, which was discontinued in 2011, is described below under the heading “Potential Payments Upon Termination or Change in Control,” and the premiums are included in the amounts shown in the “All Other Compensation” column of the Summary Compensation Table for Mr. Charman.

In 2005, our Compensation Committee adopted a formal practice permitting personal use of corporate aircraft by certain of our executive officers. We permit our Chairman to use corporate aircraft for up to 12 personal trips per year, and we allow our Chief Executive Officer 24 trips per year. A trip is defined as round-trip travel from Bermuda to the east coast of the United States, from Bermuda to Europe, or travel within Europe. In December 2010, our Compensation Committee capped the incremental cost of this benefit to the Company at $150,000 per year for our Chief Executive Officer and $75,000 per year for our Chairman, effective January 1, 2011.

Outstanding Equity Awards at 2010 Fiscal Year-End

The following table sets forth information regarding all outstanding equity awards held by the named executive officers at December 31, 2010.

	Option Awards			Stock Awards
Name	# of Securities Underlying Unexercised Options (# Exercisable) (1)	Option Exercise Price ($)	Option Expiration Date	# of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (2)
John R. Charman	450,112	$12.50	09/30/11	555,834	(3)	$19,943,324
	200,000	$14.50	12/11/12
	130,000	$29.62	01/01/14
	130,000	$28.02	01/12/15

Michael A. Butt	80,000	$12.65	09/29/12	198,750	(4)	$7,131,150
	40,000	$14.50	12/11/12
	55,000	$29.62	01/01/14
	55,000	$28.02	01/12/15

David B. Greenfield	—	$—	—	—	(5)	$—

William A Fischer	40,000	$29.62	01/01/14	122,500	(6)	$4,395,300
	40,000	$28.02	01/12/15

John Gressier	40,000	$29.62	01/01/14	122,500	(6)	$4,395,300
	40,000	$28.02	01/12/15

(1)	All option grants vested 1/3 on each anniversary of the date of grant.

(2)	Based on the closing price of our common stock on December 31, 2010 which was $35.88.

(3)	Mr. Charman’s 555,834 shares of stock vest as follows:

- 60,000 shares vested on February 4, 2011,

- 23,750 shares vested on February 8, 2011,

- 22,500 shares vested on February 9, 2011,

- 166,667 shares will vest on January 1, 2012,

- 23,750 shares will vest on February 8, 2012,

- 22,500 shares will vest on February 9, 2012,

- 166,667 shares will vest on January 1, 2013,

- 23,750 shares will vest on February 8, 2013,

- 22,500 shares will vest on February 9, 2013, and

- 23,750 shares will vest on February 8, 2014.

(4)	Mr. Butt’s 198,750 shares of stock vest as follows:

- 90,000 shares vested on February 4, 2011,

- 18,750 shares vested on February 8, 2011,

- 11,250 shares vested on February 9, 2011,

- 18,750 shares will vest on February 8, 2012,

- 11,250 shares will vest on February 9, 2012,

- 18,750 shares will vest on February 8, 2013,

- 11,250 shares will vest on February 9, 2013, and

- 18,750 shares will vest on February 8, 2014.

With respect to Mr. Butt’s unvested stock, Mr. Butt received a stock award of 90,000 shares in February 2008 which were scheduled to vest on February 4, 2011. Under the terms of the 2007 LTEP and Mr. Butt’s award agreement, however, the stock award automatically vests upon retirement. Mr. Butt was eligible for retirement (defined as attaining age 60 with at least five years of service) under the 2007 LTEP at the time when this award was made. Pursuant to FASB Accounting Standards Codification Topic 718, Compensation –– Stock Compensation, all of the service conditions for this award were met in 2008 and, accordingly, these shares were considered vested in 2008.

(5)	Mr. Greenfield’s restricted stock shares were cancelled upon his departure from the Company on November 30, 2010.

(6)	Mr. Fischer’s and Mr. Gressier’s 122,500 shares of stock vest as follows:

- 60,000 shares vested on February 4, 2011,

- 10,000 shares vested on February 8, 2011,

- 7,500 shares vested on February 9, 2011,

- 10,000 shares will vest on February 8, 2012,

- 7,500 shares will vest on February 9, 2012,

- 10,000 shares will vest on February 8, 2013,

- 7,500 shares will vest on February 9, 2013, and

- 10,000 shares will vest on February 8, 2014.

Option Exercises and Stock Vested in 2010

The following table sets forth information regarding all exercises of stock options by or vesting of restricted stock held by the named executive officers during the 2010 fiscal year.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
John R. Charman	—	$—	369,166	$10,571,931(3)
Michael A. Butt	—	$—	101,250	$2,918,475(4)
David B. Greenfield	—	$—	52,500	$1,513,650(5)
William A. Fischer	80,000	$1,671,832(1)	67,500	$1,945,650(6)
John Gressier	140,000	$2,472,266(2)	67,500	$1,945,650(6)

(1)	80,000 stock options were exercised on November 9, 2010 with an option price of $14.50 at a fair market value at exercise of $35.40.

(2)	Total options exercised consisted of two transactions:

- 80,000 stock options were exercised on February 24, 2010 with an option price of $14.50 at a fair market value at exercise of $31.28.

- 60,000 stock options were exercised on February 24, 2010 with an option price of $12.50 at a fair market value at exercise of $31.33.

(3)	Total shares vested as follows:

- 166,666 on January 1, 2010 based on the closing price of our common stock on December 31, 2009 which was $28.41.

- 180,000 on January 30, 2010 based on the closing price of our common stock on January 29, 2010 which was $28.80.

- 22,500 on February 9, 2010 based on the closing price of our common stock on February 9, 2010 which was $29.02.

(4)	Total shares vested as follows:

- 90,000 on January 30, 2010 based on the closing price of our common stock on January 29, 2010 which was $28.80.

- 11,250 on February 9, 2010 based on the closing price of our common stock on February 9, 2010 which was $29.02.

(5)	Total shares vested as follows:

- 45,000 on January 30, 2010 based on the closing price of our common stock on January 29, 2010 which was $28.80.

- 7,500 on February 9, 2010 based on the closing price of our common stock on February 9, 2010 which was $29.02.

(6)	Total shares vested as follows:

- 60,000 on January 30, 2010 based on the closing price of our common stock on January 29, 2010 which was $28.80.

- 7,500 on February 9, 2010 based on the closing price of our common stock on February 9, 2010 which was $29.02.

Pension Benefits for 2010

The following table sets forth information regarding the defined benefit pension plans in which our named executive officers participated in 2010.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
John R. Charman	Supplemental Executive Retirement Agreement between the Company and Mr. Charman dated January 1, 2004, as amended in May, 2008.	n/a	$13,455,000	$858,340

Michael A. Butt	Supplemental Executive Retirement Agreement between the Company and Mr. Butt dated January 1, 2004, as amended May 12, 2008 and September 2008.	n/a	$2,776,000	$330,192
David B. Greenfield	—	—	$—	$—
William A. Fischer	—	—	$—	$—
John Gressier	—	—	$—	$—

In January 2004, we entered into supplemental retirement agreements, or “SERPs,” with Messrs. Charman and Butt, both of which were amended and restated in May 2008. Mr. Butt’s SERP was further amended in September 2008 to increase by $100,000 the amount payable for each of the last five years of the agreement. The SERP for Mr. Charman requires us to make annual payments to Mr. Charman beginning January 1, 2009 for a period of 20 years, even if he is not retired. Mr. Charman received the first payment under his SERP in February 2009. The SERP for Mr. Butt requires us to make annual payments to Mr. Butt beginning January 1, 2010 for a period of 10 years, even if he is not retired. Mr. Butt received the first payment under his SERP in January 2010. Any remaining SERP benefits will be immediately paid in a lump sum upon the respective executive officer’s death, disability or upon a change in control. Payments are accelerated upon these events because these are circumstances under which the executive and his family would likely need additional security.

The present values shown in the table above are calculated assuming a 5.25% discount rate, a 3% annual increase in total pension benefits for each executive, and payment of benefits beginning in 2009 for Mr. Charman and 2010 for Mr. Butt. Please refer to Note 14 of the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2010 for further details on these assumptions.

Mr. Charman’s payment amount for each of the 20 years of benefit payments is determined pursuant to the table below. The annual amount is equal to $750,000, adjusted each year with compound interest at an annual rate of 3% for each year after 2004, and then offset by $37,199, which is derived from the amount Mr. Charman was entitled to under the International Pension Plan (described above in the narrative following the Summary Compensation Table and Grants of Plan-Based Awards in 2010 Table) as of December 31, 2008 expressed as a 20-year certain annuity, as reflected in the following table:

Year of Payment	Pension Amount After Offset for Mr. Charman
2009	$832,257
2010	$858,340
2011	$885,206
2012	$912,879
2013	$941,381
2014	$970,738
2015	$1,000,976
2016	$1,032,122
2017	$1,064,201
2018	$1,097,243
2019	$1,131,277
2020	$1,166,331
2021	$1,202,437
2022	$1,239,626
2023	$1,277,931
2024	$1,317,385
2025	$1,358,023
2026	$1,399,880
2027	$1,442,992
2028	$1,487,398

Mr. Butt’s payment amount for each of the 10 years of benefit payments is determined pursuant to the table below. The annual amount is equal to $250,000 adjusted each year with compound interest at an annual rate of 3% for each year after 2004, and then offset by $68,321, which is derived from the amount Mr. Butt was entitled to under the International Pension Plan (described above in the narrative following the Summary Compensation Table and Grants of Plan-Based Awards in 2010 Table) as of December 31, 2009 expressed as a ten-year certain annuity, as reflected in the following table:

Year of Payment	Pension Amount After Offset for Mr. Butt
2010	$330,192
2011	$339,147
2012	$348,372
2013	$357,872
2014	$367,658
2015	$377,737
2016	$388,119
2017	$398,812
2018	$409,826
2019	$421,170

Nonqualified Deferred Compensation for 2010

The following table sets forth information regarding our named executive officers’ deferred compensation arrangements that are not tax qualified.

Name	Executive Contributions in Last FY	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(1)(2)
John R. Charman	$125,000	$125,000	$124,023	$—	$1,345,384
Michael A. Butt	$—	$85,000	$66,491	$—	$708,976
David B. Greenfield	$—	$—	$4,568	$—	$61,144
John Gressier	$—	$88,000	$27	$—	$359,037
William A. Fischer	$—	$—	$63,591	$—	$387,555

(1)	These amounts include contributions and/or balances in the International Pension Plan in Bermuda and the U.S. Supplemental Plan. Effective January 1, 2009, Messrs. Greenfield and Fischer were no longer eligible to participate in the U.S. Supplemental Plan due to IRS regulation 457A, however, they still maintain plan balances.

(2)	Includes the following amounts that have been reported in the “All Other Compensation” column of the Summary Compensation Table for 2010 and previous years:

Name	2010	Previous Years
John R. Charman	$125,000	$500,000
Michael A. Butt	$85,000	$340,000
David B. Greenfield	$—	$59,500
John Gressier	$88,000	$264,615
William A. Fischer	$—	$157,500

In the United States, we maintain the U.S. Supplemental Plan. Prior to January 1, 2009, Messrs. Fischer and Greenfield participated in this plan. The U.S. Supplemental Plan is designed to permit eligible employees to accumulate additional retirement income through a non-qualified deferred compensation plan that enables them to make salary contributions in excess of those allowed under the AXIS 401(k) Plan, to make additional employee contributions from their bonus payments, and to receive discretionary employer contributions. Each year, we make a discretionary contribution to all participants in the U.S. Supplemental Plan expressed as a percentage of the employee’s base salary that is above the Internal Revenue Code maximum under the AXIS 401(k) Plan. For 2010, no named executive officer was eligible for participation in the U.S. Supplemental Plan.

Each named executive officer’s own contributions under the U.S. Supplemental Plan are always fully vested. Our contributions vest based on the participant’s years of service, at a rate of 25% a year with full vesting after four years of service is completed. The named executive officer’s own contributions may be distributed upon separation of employment or upon the earlier of separation of employment or a specified date in either a lump sum or over a period of annual installments between two and 10 years. Benefits will be paid immediately in a lump sum in the event of the executive’s death.

Internationally, we maintain the International Pension Plan. Messrs. Charman, Butt and Gressier participated in the International Pension Plan during 2010. The International Pension Plan is discussed in more detail under Retirement Benefits above.

Potential Payments Upon Termination or Change in Control

This section describes payments that would be made to our named executive officers upon a change in control of AXIS or following termination of employment or upon the named executive officer’s death or disability. In the first part of this section, we describe benefits under general plans that apply to any executive officer participating in those plans. We then describe specific benefits to which each named executive officer is entitled, along with estimated amounts of benefits assuming a triggering event of December 31, 2010.

2007 Long-Term Equity Compensation Plan

Under the 2007 LTEP, as described above in the narrative to the Summary Compensation Table and the Grants of Plan-Based Awards in 2010 Table, upon the occurrence of a change in control, unless otherwise provided in the applicable award agreement or other agreement and unless provision is made in connection with the change of control for the assumption of awards previously granted or substitution for such awards of new awards covering stock of a successor corporation, executive officers receive the following benefits:

(1) options and stock appreciation rights become immediately exercisable, and remain exercisable throughout their entire term, unless exercised, cashed out, or replaced;

(2) performance units are paid out as if the date of the change in control were the last day of the applicable performance period and “target performance levels” had been attained; and

(3) all other outstanding awards will automatically be deemed exercisable and vested and all restrictions and forfeiture provisions related to the awards will lapse.

In September 2010, the Compensation Committee approved revised forms of award agreements for use by the Company for awards of restricted stock and restricted stock units made on and after January 1, 2011. The revised agreements amended the change of control provision to replace the existing “single trigger” change of control provision with a “double trigger” vesting provision under which awards would automatically vest upon a change of control of the Company only upon an awardee’s subsequent termination of employment: (a) by the Company without cause; or (b) by the awardee with good reason, in each case within 24 months of the change of control.

Under the 2007 LTEP, a “change in control” occurs if:

(1) a person, company, government, or political subdivision, agency, or instrumentality of a government becomes the beneficial owner of 50% or more of the combined voting power of our outstanding voting securities, except for: (a) any acquisition directly from us, (b) any acquisition by us, (c) any acquisition by one of our employee benefit plans, or (d) any acquisition that complies with clauses (a), (b) and (c) of paragraph (3) below;

(2) our Board is no longer composed of a majority of individuals who were either members as of the date the 2003 LTEP was adopted, or whose election or nomination for election was approved by a majority of the directors then comprising the incumbent Board;

(3) a merger, sale of substantially all of the assets or other similar transaction occurs between us and another person, company, government, or political subdivision, agency, or instrumentality of a government, unless, following the transaction, (a) substantially all of the beneficial owners of our voting securities immediately before the transaction beneficially own more than 50% of the combined voting power of the successor entity, in substantially the same proportions as their ownership of our voting securities immediately prior to the transaction; (b) no person, company, government, or political subdivision, agency, or instrumentality of a government (excluding the successor entity) beneficially owns 50% or more of the outstanding shares of our common stock or the combined voting power of the successor entity, or owns all or substantially all of our assets, except to the extent that such ownership existed with respect to us before the transaction; and (c) at least a majority of the members of the board of directors of the successor entity or person that owns all or substantially all of our assets as a result of the transaction were members of our incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, pursuant to which the merger or other transaction occurs; or

(4) our shareholders approve a complete liquidation or dissolution of AXIS Capital Holdings Limited, or the sale or other disposition of all or substantially all of our assets.

U.S. Supplemental Plan

Mr. Fischer is entitled to his own contribution, if any, and the vested portion of our contributions under the U.S. Supplemental Plan (described above under the Nonqualified Deferred Compensation Table) upon termination of his employment for any reason.

Mr. Charman

In addition to the benefits described above for all executive officers, Mr. Charman is entitled to additional benefits under his employment agreement upon termination of his employment. Upon termination for any reason, Mr. Charman is entitled to any annual, long-term or other incentive award earned but not yet paid.

If Mr. Charman’s employment terminates as a result of his death, Mr. Charman’s employment agreement automatically terminates, and his designated beneficiary or legal representatives are entitled to:

(1) base salary through the end of the month in which he dies;

(2) one year’s base salary;

(3) a separation bonus of at least (a) $1,250,000 or (b) Mr. Charman’s highest annual bonus for any of the three years immediately preceding his death;

(4) continued vesting and exercisability, as the case may be, for all other equity awards, including any restricted shares or stock options, in accordance with their vesting terms; and

(5) an extended exercise period of up to one year for Mr. Charman’s September 30, 2001 option grant.

Either Mr. Charman or we may terminate his employment agreement if Mr. Charman becomes disabled, by providing 15 days’ prior written notice to the other party. Under the employment agreement, disability means Mr. Charman has been unable to substantially perform his duties due to physical or mental incapacity for 180 consecutive days. If Mr. Charman’s employment ends because of disability, then Mr. Charman is entitled to the benefits listed above ((1) through (5)) that would be payable upon his death, plus continued coverage for one year under all employee benefit programs he was participating in immediately before the date of his termination, offset by any coverage provided to Mr. Charman in connection with subsequent employment.

If we terminate Mr. Charman’s employment agreement for “cause,” or if Mr. Charman voluntarily terminates his employment agreement with us without “good reason,” Mr. Charman is entitled to receive continued eligibility for one year under all medical benefit programs he was participating in immediately prior to the date of his termination, at Mr. Charman’s expense for the full cost of premiums for such coverage.

Under the employment agreement, “cause” means Mr. Charman is convicted of a felony involving moral turpitude or Mr. Charman is guilty of gross negligence or gross misconduct in performing his duties that result in material economic harm to us. We are required to give Mr. Charman written notice, after which he must be given 15 days to correct the failures, and Mr. Charman is entitled to a hearing and a unanimous vote of all disinterested members of the Board, before termination can become effective due to gross misconduct or gross negligence. Felonies involving moral turpitude would be determined based on Bermuda law, but would likely include crimes such as fraud that reflect negatively on Mr. Charman’s honesty, integrity or personal values. Gross misconduct and gross negligence would be based on the facts of a particular event, but would be more than minor wrongful (or minor careless or neglectful) behavior.

Under the employment agreement, “good reason” means:

(1) our assignment to Mr. Charman of duties materially inconsistent with his positions and responsibilities;

(2) material reduction in Mr. Charman’s authorities or responsibilities;

(3) our removal of Mr. Charman from, or failure to elect Mr. Charman to, the positions of President and Chief Executive Officer, or our Board or Executive Committee, except in connection with a termination of his employment;

(4) a reduction in Mr. Charman’s base salary or target bonus opportunity;

(5) following a change in control, our failure to pay Mr. Charman an annual bonus of at least $1,250,000 or, if higher, the largest annual bonus he received in the three years before the year in which the change in control occurs, or our failure to calculate Mr. Charman’s bonus as favorably as the method used to calculate the most recent annual bonus paid before the change in control;

(6) our failure to obtain the specific assumption of the employment agreement by any successor;

(7) our material breach of any of our material obligations to Mr. Charman or members of his family; or

(8) our requiring Mr. Charman to be based at any office or location other than his current location.

If we terminate Mr. Charman’s employment without cause or if Mr. Charman terminates his employment with good reason (other than in connection with a change in control as described below), then Mr. Charman is entitled to:

(1) two years’ base salary;

(2) a separation bonus of at least two times (a) $1,250,000 or (b) Mr. Charman’s highest annual bonus for any of the three years immediately preceding his termination of employment;

(3) an extended exercise period of up to one year for Mr. Charman’s September 30, 2001 option grant;

(4) continued vesting and exercisability, as the case may be, for all other equity awards, including any restricted shares or stock options, in accordance with their vesting terms; and

(5) continued coverage for one year under all employee benefit programs he was participating in immediately before the date of his termination, offset by any coverage provided to Mr. Charman in connection with subsequent employment.

If we terminate Mr. Charman’s employment agreement without cause, or if Mr. Charman terminates his employment with good reason, in anticipation of, or within the 12-month period following, a change in control, Mr. Charman is entitled to:

(1) two years’ base salary;

(2) a separation bonus of at least three times (a) $1,250,000 or (b) Mr. Charman’s highest annual bonus for any of the three years immediately preceding his termination of employment;

(3) an extended exercise period of up to one year for Mr. Charman’s September 30, 2001 grant of 2,025,112 options;

(4) continued vesting and exercisability, as the case may be, for all other equity awards, including any restricted shares or stock options, in accordance with their vesting terms; and

(5) continued coverage for 24 months under all employee benefit programs he was participating in immediately before the date of his termination, offset by any coverage provided to Mr. Charman in connection with subsequent employment.

Under the employment agreement, a “change in control” would occur if (1) any person, company, government, or political subdivision, agency, or instrumentality of a government becomes a beneficial owner of 30% or more of our voting stock; (2) the majority of the Board consists of individuals other than incumbent directors; (3) we adopt a plan of liquidation; (4) we dispose of all or substantially all of our assets or business in a merger or other business transaction unless our shareholders beneficially own, directly or indirectly, in substantially the same proportion, all of the voting stock or other ownership interests of the entity or entities, if any, that succeed to our business; or (5) we combine with another entity and are the surviving entity but, immediately after the combination, our shareholders immediately prior to the combination hold, directly or indirectly, 50% or less of the voting stock of the combined entity. The incumbent directors are our directors as of November 20, 2001, and any individual whose election or nomination for election was supported by two-thirds of those incumbent directors.

Any amount payable to Mr. Charman under his employment agreement upon his termination of employment for any reason must be paid in a lump sum with respect to 50% of the amount promptly following his termination, and with respect to the remaining 50%, with accrued interest, on the first anniversary of his termination date.

Mr. Charman also is subject to non-competition restrictions and provisions prohibiting solicitation of our employees and our customers, each for a period of 24 months after termination of the agreement, along with ongoing confidentiality and non-disparagement requirements.

Mr. Charman also is entitled to benefits under his SERP upon termination of employment, death or disability, as described above under the Pension Benefits Table.

The following table sets forth the termination and/or change in control benefits payable to Mr. Charman under the benefits applicable to all executive officers as well as under Mr. Charman’s employment agreement and SERP, assuming termination of employment on December 31, 2010. With the exception of insured benefits, all payments will be made by us.

Executive Benefits and Payments	Executive Voluntary Termination or Company Termination for Cause	Executive Termination for Good Reason or Company Termination Without Cause (pre-CIC)		Executive Termination for Good Reason or Company Termination Without Cause in Connection with Change in Control		Death	Disability
Compensation:
Base Salary	$—	$2,500,000		$2,500,000		$1,250,000	$1,250,000
Separation Bonus(1)	$—	$10,000,000		$15,000,000		$5,000,000	$5,000,000
Value of Equity Awards(2)	$—	$19,943,324		$19,943,324		$19,943,324	$19,943,324
Benefits and Perquisites:
Medical Benefits(3)	$—	$19,377		$38,754		$—	$19,377
Disability Benefits	$—	$3,736		$7,472		$—	$—
Life Insurance	$—	$37,469	(6)	$74,938	(6)	$—	$37,469	(6)
Other Continued Benefits(4)	$—	$125,000		$250,000		$—	$125,000
SERP Benefits(5)	$20,928,013	$20,928,013		$20,928,013		$20,928,013	$20,928,013

(1)	Bonus calculations are based on the highest annual bonus paid to Mr. Charman for any of the three preceding years, which was the bonus paid in 2008 with respect to the 2007 fiscal year.

(2)	Indicates value of unvested equity awards for which vesting accelerates upon termination for death or disability and for which vesting continues in accordance with the vesting terms set forth in the applicable award agreements in the case of termination by Mr. Charman for good reason or by the Company without cause, with or without a change in control. Aggregate value of unvested restricted stock is calculated at a price of $35.88, the closing price of our common stock on December 31, 2010.

(3)	Value of continued coverage under medical plans assumes continuation of premiums paid by us as of December 31, 2010 for the maximum coverage period, and that benefits are not discontinued due to coverage by a subsequent employer.

(4)	Consists of company contributions to the International Pension Plan, assuming benefits are not discontinued due to coverage by a subsequent employer, and assuming an employer contribution each year equal to 10% of the base salary as in effect on December 31, 2010.

(5)	Reflects an offset payment under the International Pension Plan of $37,199 per year for each of the 20 years included in the calculation of the lump sum payment. Payment of SERP benefits is automatic upon termination of employment, death or disability.

(6)	Assumes the premium would not be waived due to disability, continuation of premiums paid by us under Mr. Charman’s policy for the maximum coverage period and that benefits are not discontinued due to coverage by a subsequent employer.

Mr. Butt

In addition to the benefits described above for all executive officers, Mr. Butt is entitled to additional benefits under his service agreement upon termination of his service with us.

If Mr. Butt’s service terminates as a result of death, Mr. Butt’s service agreement automatically terminates, and his spouse, other beneficiary or legal representatives are entitled to:

(1) base salary through the end of the month in which he dies;

(2) a separation bonus of at least (a) $850,000 or (b) Mr. Butt’s highest annual bonus for any of the three years immediately preceding his death;

(3) continued vesting and exercisability, as the case may be, for all other equity awards, including any restricted shares or stock options, in accordance with their vesting terms; and

(4) an extended exercise period for options granted upon commencement of Mr. Butt’s service agreement, through one year after termination of his service due to death, but not beyond the maximum term of the option.

Either Mr. Butt or we may terminate his service agreement if Mr. Butt becomes disabled, by providing 15 days’ prior written notice to the other party. Under the service agreement, disability means Mr. Butt has been unable to substantially perform his duties due to physical or mental incapacity for 180 consecutive days. If Mr. Butt’s employment ends because of disability, then Mr. Butt is entitled to the benefits listed above ((1) through (4)) that would be payable upon his death, plus a lump sum equal to one year’s base salary and continued coverage for one year under all benefit programs he was participating in immediately prior to the date of his termination.

If we terminate Mr. Butt’s service agreement for “cause,” or if Mr. Butt voluntarily terminates his service agreement with us without “good reason,” Mr. Butt is not entitled to any post-termination benefits under his service agreement.

Under the service agreement, “cause” means conviction of Mr. Butt for a felony involving moral turpitude, or Mr. Butt’s gross negligence or gross misconduct in performing his duties that result in material economic harm to us. We must give Mr. Butt 15 days’ notice, and give him an opportunity to cure the defects, before we can terminate him for gross negligence or gross misconduct. In addition, Mr. Butt is entitled to a hearing before our full Board and a unanimous vote of all disinterested members of the Board for the termination to take effect. “Good reason” means:

(1) our assignment to Mr. Butt of duties materially inconsistent with his positions and responsibilities;

(2) material reduction in Mr. Butt’s authorities or responsibilities;

(3) our removal of Mr. Butt from, or failure to elect Mr. Butt to, the position of Chairman of the Board, except in connection with a termination of his employment;

(4) a reduction in Mr. Butt’s base salary or target bonus opportunity;

(5) following a change in control, our failure to pay Mr. Butt an annual bonus at least $850,000, or, if higher, the largest annual bonus he received in the three years before the year in which the change in control occurs or our failure to calculate Mr. Butt’s bonus in a manner as favorable to Mr. Butt as that used to calculate the most recent annual bonus paid prior to the change in control;

(6) our failure to obtain the specific assumption of the employment agreement by any successor;

(7) our material breach of any of our material obligations to Mr. Butt or members of his family; or

(8) our requiring Mr. Butt to be based at any office or location other than his current location.

If we terminate Mr. Butt’s employment without cause or if Mr. Butt terminates his employment with good reason (other than in connection with a change in control as described below), then Mr. Butt is entitled to:

(1) two years’ base salary;

(2) a separation bonus of at least (a) $850,000 or (b) Mr. Butt’s highest annual bonus for any of the three years immediately preceding his termination;

(3) an extended exercise period for options granted upon commencement of Mr. Butt’s service agreement, through one year after termination of his service, but not beyond the maximum term of the option;

(4) continued vesting and exercisability, as the case may be, for all other equity awards, including any restricted shares or stock options, in accordance with their vesting terms; and

(5) continued coverage for 12 months under all benefit programs he was participating in immediately prior to the date of his termination, offset by any benefits received from subsequent employment.

The definition of change in control under Mr. Butt’s service agreement is the same as the definition summarized above from Mr. Charman’s employment agreement. If we terminate Mr. Butt’s agreement without cause or if Mr. Butt terminates his employment with good reason in anticipation of, or within the 12-month period following, a change in control, Mr. Butt is entitled to:

(1) two years’ base salary;

(2) a separation bonus of at least two times (a) $850,000 or (b) Mr. Butt’s highest annual bonus for any of the three years immediately preceding his termination;

(3) an extended exercise period for options granted upon commencement of Mr. Butt’s service agreement, through one year after termination of his service, but not beyond the maximum term of the option;

(4) continued vesting and exercisability, as the case may be, for all other equity awards, including any restricted shares or stock options, in accordance with their vesting terms; and

(5) continued coverage for 24 months under all benefit programs he was participating in immediately prior to the date of his termination, offset by any benefits received from subsequent employment.

Upon any termination of his employment, Mr. Butt is entitled to any earned but unpaid bonus accrued as of the date of his termination.

Any amount payable to Mr. Butt pursuant to his service agreement upon his termination of employment for any reason must be paid in a lump sum promptly following his termination. Mr. Butt is subject to non-competition provisions for a period of one year after termination of the service agreement, provisions prohibiting solicitation of our employees and customers for a period of one year after termination of the service agreement, and ongoing confidentiality and non-disparagement requirements.

Mr. Butt also is entitled to benefits under his SERP upon termination of employment, death or disability as described above under the Pension Benefits Table.

The following table sets forth the termination and/or change in control benefits payable to Mr. Butt under the benefits applicable to all executive officers as well as under Mr. Butt’s service agreement and SERP, assuming termination of employment on December 31, 2010. With the exception of insured benefits, all payments will be made by us.

Executive Benefits and Payments upon Termination	Executive Voluntary Termination or Company Termination for Cause	Executive Termination for Good Reason or Company Termination Without Cause (pre-CIC)	Executive Termination for Good Reason or Company Termination Without Cause in Connection with Change in Control		Death	Disability
Compensation:
Base Salary	$—	$1,700,000	$1,700,000		$—	$850,000
Annual Bonus(1)	$—	$2,750,000	$5,500,000		$2,750,000	$2,750,000
Value of Equity Awards(2)	$—	$7,131,150	$7,131,150	(5)	$7,131,150	$7,131,150
Benefits and Perquisites:
Medical Benefits(3)	$—	$13,033	$26,066		$—	$13,033
Life Insurance(3)	$—	$224	$448		$—	$—	(5)
SERP Benefits(4)	$3,408,711	$3,408,711	$3,408,711		$3,408,711	$3,408,711

(1)	Bonus calculations are based on the highest annual bonus paid to Mr. Butt for any of the three preceding years, which was the bonus paid in 2008 with respect to the 2007 fiscal year.

(2)	Indicates value of unvested equity awards for which vesting accelerates upon termination for death or disability and for which vesting continues in accordance with the vesting terms set forth in the applicable award agreements in the case of termination by Mr. Butt for good reason or termination by the Company without cause, with or without a change in control. Aggregate value of unvested restricted stock is calculated at a price of $35.88, the closing price of our common stock on December 31, 2010.

(3)	Value of continued coverage under medical and life insurance plans assumes continuation of premiums paid by us as of December 31, 2010 for the maximum coverage period, and that benefits are not discontinued due to coverage by a subsequent employer.

(4)	Assumes an offset payment under the International Pension Plan of $68,321 per year for each of the ten years included in the calculation of the lump sum payment. Payment of SERP benefits is automatic upon termination of employment, death or disability.

(5)	Life insurance premiums are waived under our plan in the event of disability; however, Mr. Butt’s life insurance coverage would continue.

Mr. Greenfield

On August 23, 2010 the Company entered into a separation agreement with David B. Greenfield, the Company’s Executive Vice President and Chief Financial Officer, who resigned from the Company effective November 30, 2010. Pursuant to the separation agreement, Mr. Greenfield will receive cash payments totaling $5,000,000. The separation agreement also provided that Mr. Greenfield would continue to receive his annual base salary through November 30, 2010, along with employee benefits to which he was entitled under the Company’s employee benefit plans. Any equity awards previously granted to Mr. Greenfield that had not vested as of the effective date of resignation were forfeited. Mr. Greenfield executed a general release and waiver as a condition of receiving the cash payments provided for in the separation agreement.

Mr. Gressier

In addition to the benefits described above for all executive officers, Mr. Gressier is entitled to additional benefits under his new employment agreement, effective January 1, 2011, upon termination of his employment.

Mr. Gressier’s employment will automatically terminate upon his death, and we may terminate Mr. Gressier’s employment as a result of his disability if he is unable to work for 181 days in any 12-month period due to illness or injury. We also may terminate Mr. Gressier’s employment without cause upon 30 days’ notice. Mr. Gressier may terminate his employment upon at least twelve months’ notice to us. In addition, Mr. Gressier’s employment may be terminated as a result of either party declining to extend the term of the agreement.

Under the employment agreement, we may terminate Mr. Gressier’s employment for cause upon Mr. Gressier’s:

(1) material breach of the terms of his employment;

(2) conviction for a felony or commission of any act which would rise to the level of a felony;

(3) commission of a lesser crime or offense that materially harms or could harm our business or reputation;

(4) willful violation of our specific directives;

(5) commission of a dishonest or wrongful act involving fraud, misrepresentation, or moral turpitude causing us damage or potential damage;

(6) willful failure to perform a substantial part of his duties; or

(7) breach of fiduciary duty.

Under the employment agreement, Mr. Gressier may terminate his employment for good reason if (i) (A) the scope of his position, authority or duties is materially adversely changed, (B) his compensation is not paid or his base salary or his target bonus is reduced below the levels specified in the agreement or there is a material adverse change in his employee benefits, (C) he is required to relocate to a place outside of Bermuda, (D) he is assigned duties that are materially inconsistent with his position with the Company, (E) he is required to report to anyone other than the Company’s Chief Operating Officer, Chief Executive Officer or the Board; (ii) he gives the Company written notice of his intent to terminate his employment as a result of such event within thirty (30) days of such event occurring; (iii) the Company does not make the necessary corrections within thirty (30) days of receipt of such written notice; and (iv) he terminates his employment no later than ten (10) days following the end of such thirty (30) day period.

In the event that Mr. Gressier’s employment is terminated for any reason, he is entitled to receive payment for any accrued but unpaid base salary up to the date of termination, any bonus awarded in respect of a prior year’s target annual bonus but not yet paid as of the date of termination, any accrued but unpaid reimbursable expenses, any unused vacation accrued to the date of termination and any unpaid housing allowance accrued to the date of termination.

In addition, in the event that Mr. Gressier’s employment is terminated due to death or disability, then his beneficiary or he will be paid a pro-rata portion of the annual bonus that he would have been entitled to receive for the calendar year in which his termination occurred, and all outstanding and unvested restricted shares of the Company’s common stock held by Mr. Gressier pursuant to the 2007 Long-Term Equity Compensation Plan shall immediately vest.

In the event that Mr. Gressier’s employment is terminated by the Company without cause or by Mr. Gressier with good reason, then he will be entitled to: (i) a lump sum amount equal to one year’s base salary, (ii) an amount equal to the annual bonus that he would have been entitled to receive for the calendar year in which his termination occurs, (iii) a pro-rata portion of the annual bonus that he would have been entitled to receive for the calendar year in which his termination occurs, (iv) reimbursement for premiums paid for continuing medical coverage at the level comparable to the coverage provided during his employment, for the period ending on the earlier of (a) the last day of the 12-month period beginning on his last day of employment, or (b) the date on which he becomes eligible for other group health coverage; and (v) and all outstanding and unvested restricted shares of the Company’s common stock held by Mr. Gressier pursuant to the 2007 Long-Term Equity Compensation Plan shall continue to vest on the applicable dates set forth in the applicable award agreements granting such restricted shares.

Under the agreement, a “change in control” occurs if:

(1) a person or entity becomes the beneficial owner of 50% or more of the combined voting power of our outstanding voting securities, except for: (a) any acquisition directly from us, (b) any acquisition by us, (c) any acquisition by one of our employee benefit plans, or (d) any acquisition that complies with clauses (a), (b) and (c) of paragraph (3) below;

(2) our Board is no longer composed of a majority of individuals who were either members as of the date of the agreement, or whose election or nomination for election was approved by a majority of the directors then comprising the incumbent Board;

(3) a merger, sale of substantially all of the assets or other similar transaction occurs between us and another person, company, government, or political subdivision, agency, or instrumentality of a government, unless, following the transaction, (a) substantially all of the beneficial owners of our voting securities immediately before the transaction beneficially own more than 50% of the combined voting power of the successor entity, in substantially the same proportions as their ownership of our voting securities immediately prior to the transaction; (b) no person, company, government, or political subdivision, agency, or instrumentality of a government (excluding the successor entity) beneficially owns 50% or more of the shares of common stock or the combined voting power of the successor entity, or owns all or substantially all of our assets, except to the extent that such ownership existed with respect to us before the transaction; and (c) at least a majority of the members of the board of directors of the successor entity or person that owns all or substantially all of our assets as a result of the transaction were members of our incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, pursuant to which the merger or other transaction occurs; or

(4) our shareholders approve a complete liquidation or dissolution of AXIS Capital Holdings Limited, or the sale or other disposition of all or substantially all of our assets.

In the event that Mr. Gressier’s employment is terminated by the Company without cause or by Mr. Gressier with good reason, in each case within 24 months following a change in control, then he will be entitled to: (i) a lump sum amount equal to one year’s base salary, (ii) an amount equal to two times the annual bonus that he would have been entitled to receive for the calendar year in which his termination occurs, (iii) a pro-rata portion of the annual bonus that he would have been entitled to receive for the calendar year in which his termination occurs, (iv) reimbursement for premiums paid for continuing medical coverage at the level comparable to the coverage provided during his employment, for the period ending on the earlier of (a) the last day of the 12-month period beginning on his last day of employment, or (b) the date on which he becomes eligible for other group health coverage; and (v) and all outstanding and unvested restricted shares of the Company’s common stock held by Mr. Gressier pursuant to the 2007 Long-Term Equity Compensation Plan shall immediately vest upon the termination.

If, upon the expiration of the January 1, 2011—December 31, 2013 term of Mr. Gressier’s employment agreement, the Company does not offer Mr. Gressier a written agreement for the period January 1, 2014 through December 31, 2014 on terms and conditions at least as favorable as specified in the agreement, the following will be provided to him upon any termination of his employment, other than for Cause, that occurs prior to January 31, 2014: (i) a lump sum amount equal to one year’s base salary, (ii) an amount equal to his target annual bonus for the calendar year 2013, (iii) reimbursement for premiums paid for continuing medical coverage at the level comparable to the coverage provided during his employment, for the period ending on the earlier of (a) the last day of the 12-month period beginning on his last day of employment, or (b) the date on which he becomes eligible for other group health coverage; and (v) and all outstanding and unvested restricted shares of the Company’s common stock held by Mr. Gressier pursuant to the 2007 Long-Term Equity Compensation Plan shall continue to vest on the applicable dates set forth in the applicable award agreements granting such restricted shares.

Under the employment agreement, Mr. Gressier is required to execute a general release and waiver of claims against us and to resign from all of his positions upon termination of his employment for any reason. Mr. Gressier is subject to non-competition provisions for a period of twelve months after termination of employment, non-solicitation of our employees and customers for a period of twelve months after termination of employment and ongoing confidentiality requirements.

The following table sets forth the termination and/or change in control benefits payable to Mr. Gressier under the benefits applicable to all executive officers as well as under Mr. Gressier’s 2010 employment agreement, assuming termination of employment on December 31, 2010. With the exception of insured benefits, all termination payments will be made by us. As described above, Mr. Gressier has entered into a new employment agreement, effective January 1, 2011. The table below does not reflect the benefits payable to Mr. Gressier under his new agreement. Please refer to the narrative above for a description of the benefits payable to Mr. Gressier upon his termination under his current employment agreement.

Executive Benefits and Payments upon Termination	Executive Termination for Specified Reason After Change in Control		Company Termination with Cause, Executive Voluntary Termination upon Six Month’s Notice	Company Termination without Cause	Death or Disability
Compensation:
Base Salary	$880,000		$440,000	$440,000	$—
Annual Bonus	$1,100,000	(1)	$—	$—	$—
Value of Equity Awards(2)	$4,395,300		$—	$4,395,300	$4,395,300
Benefits and Perquisites:
Medical benefits(3)	$16,544		$8,272	$8,272	$—
Life Insurance(3)	$1,173		$587	$587	$—
Disability Insurance(3)	$1,710		$855	$855	$—

(1)	Represents target bonus for 2010.

(2)	Indicates value of unvested equity awards for which vesting accelerates upon termination for death or disability and for which vesting continues in accordance with the vesting terms set forth in the applicable award agreements in the case of Company termination without cause. In the case of Mr. Gressier’s termination for specified reason after a change in control, unvested equity awards accelerate unless the successor company assumes or issues replacement awards. Aggregate value of unvested restricted stock calculated at a price of $35.88, the closing price of our common stock on December 31, 2010.

(3)	Value of continued coverage under medical, life and disability plans assumes continuation of premiums paid by us as of December 31, 2010 for the maximum coverage period.

Mr. Fischer

In addition to the benefits described above for all executive officers, Mr. Fischer is entitled to additional benefits under his new employment agreement, effective January 1, 2011, upon termination of his employment. Mr. Fischer’s employment will automatically terminate upon his death, and we may terminate Mr. Fischer’s employment as a result of his disability if he is unable to work for 181 days in any 12 month period due to illness or injury, or for cause. We also may terminate Mr. Fischer’s employment without cause upon 30 days’ notice. Mr. Fischer may terminate his employment upon at least twelve months’ notice to us. In addition, Mr. Fischer’s employment may be terminated as a result of either party declining to extend the term of the agreement.

Under the employment agreement, we may terminate Mr. Fischer’s employment for cause upon his:

(1) material breach of his employment agreement;

(2) willful misconduct or gross negligence in the performance of duties;

(3) willful conduct that can be demonstrated as harmful to us or our reputation; or

(4) conviction of a felony, an indictable offense or a crime involving moral turpitude.

Under the employment agreement, Mr. Fischer may terminate his employment for good reason if (i) (A) the scope of his position, authority or duties is materially adversely changed, (B) his compensation is not paid or his base salary or his target bonus is reduced below the levels specified in the agreement or there is a material adverse change in his employee benefits, (C) he is required to relocate to a place outside of Bermuda, (D) he is assigned duties that are materially inconsistent with his position with the Company, (E) he is required to report to anyone other than the Company’s Chief Executive Officer or the Board; (ii) he gives the Company written notice of his intent to terminate his employment as a result of such event within thirty (30) days of such event occurring; (iii) the Company does not make the necessary corrections within thirty (30) days of receipt of such written notice; and (iv) he terminates his employment no later than ten (10) days following the end of such thirty (30) day period.

In the event that Mr. Fischer’s employment is terminated for any reason, he is entitled to receive payment for any accrued but unpaid base salary up to the date of termination, any bonus awarded in respect of a prior year’s target annual bonus but not yet paid as of the date of termination, any accrued but unpaid reimbursable expenses, any unused vacation accrued to the date of termination and any unpaid housing allowance accrued to the date of termination.

In addition, in the event that Mr. Fischer’s employment is terminated due to death or disability, then his beneficiary or he will be paid a pro-rata portion of the annual bonus that he would have been entitled to receive for the calendar year in which his termination occurred, and all outstanding and unvested restricted shares of the Company’s common stock held by Mr. Fischer pursuant to the 2007 Long-Term Equity Compensation Plan shall immediately vest.

In the event that Mr. Fischer’s employment is terminated by the Company without cause or by Mr. Fischer with good reason, then he will be entitled to: (i) a lump sum amount equal to one year’s base salary, (ii) an amount equal to the annual bonus that he would have been entitled to receive for the calendar year in which his termination occurs, (iii) a pro-rata portion of the annual bonus that he would have been entitled to receive for the calendar year in which his termination occurs, (iv) reimbursement for premiums paid for continuing medical coverage at the level comparable to the coverage provided during his employment, for the period ending on the earlier of (a) the last day of the 12-month period beginning on his last day of employment, or (b) the date on which he becomes eligible for other group health coverage; and (v) and all outstanding and unvested restricted shares of the Company’s common stock held by Mr. Fischer pursuant to the 2007 Long-Term Equity Compensation Plan shall continue to vest on the applicable dates set forth in the applicable award agreements granting such restricted shares.

Under the agreement, a “change in control” occurs if:

(1) a person or entity becomes the beneficial owner of 50% or more of the combined voting power of our outstanding voting securities, except for: (a) any acquisition directly from us, (b) any acquisition by us, (c) any acquisition by one of our employee benefit plans, or (d) any acquisition that complies with clauses (a), (b) and (c) of paragraph (3) below;

(2) our Board is no longer composed of a majority of individuals who were either members as of the date of the agreement, or whose election or nomination for election was approved by a majority of the directors then comprising the incumbent Board;

(3) a merger, sale of substantially all of the assets or other similar transaction occurs between us and another person, company, government, or political subdivision, agency, or instrumentality of a government, unless, following the transaction, (a) substantially all of the beneficial owners of our voting securities immediately before the transaction beneficially own more than 50% of the combined voting power of the successor entity, in substantially the same proportions as their ownership of our voting securities immediately prior to the transaction; (b) no person, company, government, or political subdivision, agency, or instrumentality of a government (excluding the successor entity) beneficially owns 50% or more of the shares of common stock or the combined voting power of the successor entity, or owns all or substantially all of our assets, except to the extent that such ownership existed with respect to us before the transaction; and (c) at least a majority of the members of the board of directors of the successor entity or person that owns all or substantially all of our assets as a result of the transaction were members of our incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, pursuant to which the merger or other transaction occurs; or

(4) our shareholders approve a complete liquidation or dissolution of AXIS Capital Holdings Limited, or the sale or other disposition of all or substantially all of our assets.

In the event that Mr. Fischer’s employment is terminated by the Company without cause or by Mr. Fischer with good reason, in each case within 24 months following a change in control, then he will be entitled to: (i) a lump sum amount equal to one year’s base salary, (ii) an amount equal to two times the annual bonus that he would have been entitled to receive for the calendar year in which his termination occurs, (iii) a pro-rata portion of the annual bonus that he would have been entitled to receive for the calendar year in which his termination occurs, (iv) reimbursement for premiums paid for continuing medical coverage at the level comparable to the coverage provided during his employment, for the period ending on the earlier of (a) the last day of the 12-month period beginning on his last day of employment, or (b) the date on which he becomes eligible for other group health coverage; and (v) and all outstanding and unvested restricted shares of the Company’s common stock held by Mr. Fischer pursuant to the 2007 Long-Term Equity Compensation Plan shall immediately vest upon the termination.

If, upon the expiration of the January 1, 2011—December 31, 2013 term of Mr. Fischer’s employment agreement, the Company does not offer Mr. Fischer a written agreement for the period January 1, 2014 through December 31, 2014 on terms and conditions at least as favorable as specified in the agreement, the following will be provided to him upon any termination of his employment, other than for Cause, that occurs prior to January 31, 2014: (i) a lump sum amount equal to one year’s base salary, (ii) an amount equal to his target annual bonus for the calendar year 2013, (iii) reimbursement for premiums paid for continuing medical coverage at the level comparable to the coverage provided during his employment, for the period ending on the earlier of (a) the last day of the 12-month period beginning on his last day of employment, or (b) the date on which he becomes eligible for other group health coverage; and (v) and all outstanding and unvested restricted shares of the Company’s common stock held by Mr. Fischer pursuant to the 2007 Long-Term Equity Compensation Plan shall continue to vest on the applicable dates set forth in the applicable award agreements granting such restricted shares.

Under the employment agreement, Mr. Fischer is required to execute a general release and waiver of claims against us and to resign from all of his positions upon termination of his employment for any reason. Mr. Fischer is subject to non-competition provisions for a period of twelve months after termination of employment, non-solicitation of our employees and customers for a period of twelve months after termination of employment and ongoing confidentiality requirements.

The following table sets forth the termination and/or change in control benefits payable to Mr. Fischer under the benefits applicable to all executive officers as well as under Mr. Fischer’s employment agreement, assuming termination of employment on December 31, 2010. With the exception of insured benefits, all payments will be made by us. As described above, Mr. Fischer has entered into a new employment agreement, effective January 1, 2011. The table below does not reflect the benefits payable to Mr. Fischer under his new agreement. Please refer to the narrative above for a description of the benefits payable to Mr. Fischer upon his termination under his current employment agreement.

Executive Benefits and Payments upon Termination	Executive Voluntary Termination with Six Month’s Notice	Company Termination for Cause	Executive Termination for Specified Reasons After Change in Control		Company Termination Without Cause or Declining to Renew Agreement	Death or Disability
Compensation:
Base Salary	$—	$—	$825,000		$825,000	$—
Annual Bonus	$—	$—	$1,031,250	(1)	$—	$—
Value of Equity Awards(2)	$—	$—	$4,395,300		$—	$4,395,300
Benefits and Perquisites:
Medical Benefits(3)	$—	$—	$16,544		$16,544	$—
Life Insurance(3)	$—	$—	$2,060		$2,060	$—
Disability Insurance(3)	$—	$—	$1,771		$1,771	$—
Repatriation(4)	$75,000	$—	$75,000		$75,000	$75,000

(1)	Represents target bonus for 2010.

(2)	Indicates value of unvested equity awards for which vesting accelerates upon termination for death or disability. In the case of Mr. Fischer’s termination for specified reason after a change in control, unvested equity awards accelerate unless the successor company assumes or issues replacement awards. Aggregate value of unvested restricted stock calculated at a price of $35.88, the closing price of our common stock on December 31, 2010.

(3)	Value of continued coverage under medical, life and disability plans assumes continuation of premiums paid by us as of December 31, 2010 for the maximum coverage period.

(4)	Estimated cost of Mr. Fischer’s relocation requirements.

DIRECTOR COMPENSATION

The table below sets forth information regarding compensation earned by our non-employee directors in 2010.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)		Total ($)
Geoffrey Bell	$86,000		$100,000	(5)	$186,000
Charles A. Davis	$178,000	(4)	$—		$178,000
Robert L. Friedman	$172,500	(4)	$—		$172,500
Donald J. Greene	$225,500	(4)	$—		$225,500
Christopher V. Greetham	$80,000		$100,000	(5)	$180,000
Maurice A. Keane	$139,000	(1)(3)	$100,000	(5)	$239,000
Sir Andrew Large	$179,500	(4)	$—		$179,500
Cheryl-Ann Lister	$86,000		$100,000	(5)	$186,000
Thomas C. Ramey	$87,500		$100,000	(5)	$187,500
Henry B. Smith	$169,500	(2)	$100,000	(5)	$269,500
Frank J. Tasco	$164,500	(4)	$—		$164,500
Wilhelm Zeller	$86,000		$100,000	(5)	$186,000

(1)	Cash payment for Mr. Keane includes $44,000 for serving on the Board of AXIS Specialty Holdings Ireland Limited, AXIS Re Limited and AXIS Specialty Europe Limited.

(2)	Cash payment for Mr. Smith includes $36,000 for serving on the Board of AXIS Specialty Holdings Ireland Limited, AXIS Re Limited and AXIS Specialty Europe Limited.

(3)	This amount was paid to Mr. Keane in shares of common stock, in lieu of cash, pursuant to his elections for 2010. As a result, he received 4,583 of fully vested shares of our common stock.

(4)	This amount includes $100,000 in cash paid to Messrs. Davis, Friedman, Greene, Large and Tasco in lieu of shares of common stock, pursuant to their elections for 2010. Mr. Tasco retired from the Board of Directors in May 2010.

(5)	The number of common shares paid was calculated using a grant date fair value of $28.42, which was the closing price of AXIS common shares on the New York Stock Exchange on January 15, 2010.

2010 Directors Annual Compensation Program

Compensation for our directors generally consists of cash compensation in the form of retainers and fees and equity compensation in the form of stock grants.

Compensation Elections

Prior to the commencement of each calendar year, directors may elect to receive:

(1) common shares in lieu of the cash compensation that would otherwise be payable to them during that year or for meeting fees for the following year, or

(2) cash in lieu of the equity compensation that would otherwise be payable to them during that year.

For 2010, Messrs. Davis, Friedman, Greene, Tasco and Sir Andrew Large elected to receive cash in lieu of the common stock grant to which they were entitled. Mr. Keane elected to receive shares of common stock in lieu of the cash to which he was entitled.

Cash Compensation

Directors who also are employees do not receive compensation for their service as directors. Pursuant to the 2010 Directors Annual Compensation Program, the non-employee directors received an annual retainer of

$50,000 for service on the Board plus $3,000 for each Board meeting attended in 2010. The chairman of the Audit Committee received an annual fee of $30,000, the chairman of each of the Risk Committee, Finance Committee and Compensation Committee received an annual fee of $10,000, the chairman of the Corporate Governance and Nominating Committee received an annual fee of $5,000 and the Lead Independent Director received an annual fee of $15,000. Non-employee directors also receive $1,500 for each committee meeting attended. Non-employee directors who become directors after January 1 of any year are entitled to a pro-rated portion of any cash compensation and are not entitled to any equity compensation (or cash compensation in lieu thereof) until January 1 of the next year.

In addition to compensation received for service on our Board, Mr. Keane receives an annual retainer in the amount of $35,000 for services as Chairman of the Board of AXIS Specialty Holdings Ireland Limited and as a director of AXIS Re Limited and AXIS Specialty Europe Limited, plus $3,000 for each meeting attended. Mr. Smith also receives an annual retainer in the amount of $30,000 for service as a director of AXIS Specialty Holdings Ireland Limited, AXIS Re Limited and AXIS Specialty Europe Limited, plus $3,000 for each meeting attended.

Equity Compensation

In addition to the annual retainer, committee chairman fees and meeting fees, pursuant to our director compensation program, each non-employee director is entitled to an annual grant of common stock under the 2007 LTEP, valued at $100,000 based on the fair market value of our common stock on the tenth business day after January 1 of the applicable year.

Shares issued to our directors in lieu of cash payments and equity grants made to our directors are made under and subject to the terms of our 2007 LTEP, which is discussed above in the narrative following the Summary Compensation Table and Grants of Plan-Based Awards in 2010 Table.

Deferred Compensation Plan

Prior to 2009, each non-employee director was eligible to participate in an unfunded nonqualified deferred compensation plan known as the AXIS Capital Holdings Limited 2003 Directors Deferred Compensation Plan (the “Directors Deferred Plan”), which was adopted by our Board and approved by our shareholders. The Directors Deferred Plan allowed participating directors to elect (1) the amount, if any, of cash or stock received as fees for services to be deferred (expressed as a dollar amount, number of shares or percentage) and (2) the form in which payment is to be made (lump sum or three annual installments). Directors who chose to defer fees otherwise payable in shares are credited a number of phantom stock units equal in amount to the number of shares of stock deferred. When a cash dividend is paid on the stock, the portion of the participant’s deferral account denominated in phantom share units is credited with additional phantom share units (or portions thereof). Amounts deferred are 100% vested at all times. Generally, benefits are paid upon termination of service as a director. The plan was administered by our Board. Mr. Greene holds phantom stock units under the plan. As of January 1, 2009, our non-employee directors no longer have the option to defer compensation for services rendered after December 31, 2008. Amounts deferred prior to January 1, 2009 must be included as income as of the date the deferred amount is distributed or if no distribution has occurred as of the later of (a) the last taxable year beginning before 2018, or (b) the first taxable year that the amounts are no longer subject to a substantial risk of forfeiture.

Director Compensation for 2011

In September 2010, our Compensation Committee reviewed the director compensation program and elected to (i) increase the amount of the annual board retainer from $50,000 to $100,000, (ii) eliminate the $3,000 per meeting board fee, and (iii) increase the annual cash payment for the chair of the Corporate Governance and Nominating Committee from $5,000 to $7,500 for 2011. No other changes to the director compensation program were made.

EQUITY COMPENSATION PLAN INFORMATION

The following table presents information concerning our equity compensation plans as of December 31, 2010.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	Weighted-average exercise price of outstanding options, warrants and rights (2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column) (3)
Equity compensation plans approved by security holders	2,643,270	$22.26	3,871,527
Equity compensation plans not approved by security holders	—	$—	—

Total	2,643,270	$22.26	3,871,527

(1)	Includes (i) 2,317,696 stock options granted under the AXIS Capital Holdings Limited 2003 Long-Term Equity Compensation Plan and the AXIS Capital Holdings Limited 2003 Directors Long-Term Equity Compensation Plan, (ii) 26,079 phantom stock units granted under the AXIS Capital Holdings Limited 2003 Directors Long-Term Equity Compensation Plan and 9,393 phantom stock units granted under the AXIS Capital Holdings Limited 2007 Long-Term Equity Compensation Plan, and (iii) 289,875 restricted stock units granted under the AXIS Capital Holdings Limited 2007 Long-Term Equity Compensation Plan. This balance does not include 3,882,303 outstanding restricted shares.

(2)	Represents the weighted-average exercise price of the 2,317,696 outstanding options. The weighted-average remaining term of all outstanding options is 2.65 years.

(3)	Includes common shares available for issuance under the AXIS Capital Holdings Limited 2007 Long-Term Equity Compensation Plan pursuant to awards of stock options, stock appreciation rights, restricted stock awards, restricted stock units, performance units and other equity-based or equity-related awards.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Mr. Davis, one of our directors, is the Chief Executive Officer of Stone Point Capital, LLC. Stone Point Capital, LLC is the manager of Trident II, L.P., which was a founding investor of AXIS and currently is a beneficial holder of greater than 5% of our common stock. Stone Point Capital, LLC is also the manager of Trident Capital III, L.P., which is the sponsor of Castle Point Capital Fund. In 2010, we were invested in Castle Point Capital Fund, and paid $410,971 in management fees to Castle Point Capital Management, LLC, the manager of Castle Point Capital Fund. We redeemed in full our investment in the fund in 2010. We also have contracted with StoneRiver RegEd Inc., an affiliate of Stone Point, for broker and adjuster licensing, appointment and compliance services. In 2010, we paid $73,838 to StoneRiver RegEd Inc. for these services.

Mr. Friedman, one of our directors, is a Senior Managing Director of The Blackstone Group L.P., which is an affiliate of Blackstone Debt Advisors L.P. and Blackstone Alternative Asset Management, L.P. During the year ended December 31, 2010, we were invested in several collateralized loan obligations. The collateral manager for four of these investments was Blackstone Debt Advisors L.P., which as collateral manager is entitled to management fees payable by the collateralized obligations in the ordinary course of business. In addition, during the year ended December 31, 2010, we were invested in two fund-of-funds and a credit fund that are managed by Blackstone Alternative Asset Management L.P., which is entitled to management fees in the ordinary course of business. We paid The Blackstone Group or its affiliates $2.17 million in fees during 2010. Pursuant to a consulting services agreement dated January 1, 2008, Alliant Insurance Services, an indirect, majority owned subsidiary of The Blackstone Group, performs certain retirement plan consulting services for our management. The 2010 fee for those services was $75,000. Also, we hold 350,000 common units of The Blackstone Group in our investment portfolio.

We provide insurance in the ordinary course of business to various entities that are affiliated with some of our directors and/or principal shareholders. These transactions are negotiated on an arm’s-length basis.

Policies and Procedures for Transactions with Related Persons

We analyze all transactions in which AXIS participates and in which a related person may have a direct or indirect material interest, both due to the potential for a conflict of interest and to determine whether disclosure of the transaction is required under applicable SEC rules and regulations. Related persons include any of our directors, director nominees or executive officers, certain of our shareholders and their respective immediate family members. A conflict of interest occurs when an individual’s private interest interferes, or appears to interfere, in any way with our interests. Our Code of Business Conduct requires all directors, officers and employees who may have a potential or apparent conflict of interest to fully disclose all the relevant facts to our General Counsel. A copy of our Code of Business Conduct is available on our website at www.axiscapital.com.

In addition to the reporting requirements under the Code of Business Conduct, to identify related person transactions, each year we submit and require our directors and executive officers to complete Director and Officer Questionnaires identifying any transactions with us in which the officer or director or their family members have an interest. Any potential related person transactions are reviewed by our Corporate Governance and Nominating Committee, which pursuant to its charter is responsible for reviewing and approving any proposed transaction with any related person.

AUDIT COMMITTEE REPORT

The primary purpose of the Audit Committee is to assist our Board in its oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications, independence and performance and the performance of our internal audit function. The Audit Committee is solely responsible for the appointment, retention and compensation of our independent registered public accounting firm. It is not the responsibility of the Audit Committee to plan or conduct audits or to determine that our financial statements are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. This is the responsibility of management and the independent auditors, as appropriate.

In performing its duties, the Audit Committee:

•	has reviewed our audited financial statements for the year ended December 31, 2010 and had discussions with management regarding the audited financial statements;

•

has discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

•

has received the written disclosures and the letter from independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence; and

•	has discussed with the independent registered public accounting firm their independence, the audited financial statements and other matters the Audit Committee deemed relevant and appropriate.

Based on these reviews and discussions, the Audit Committee recommended to the Board that our audited financial statements for the year ended December 31, 2010 be included in our Annual Report on Form 10-K for that year for filing with the Securities and Exchange Commission. The Board of Directors approved the Audit Committee’s recommendations.

AUDIT COMMITTEE

Henry B. Smith, Chairman

Donald J. Greene

Maurice A. Keane

Cheryl-Ann Lister

Thomas C. Ramey

Wilhelm Zeller

PROPOSAL 4. APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee and our Board have recommended the appointment of Deloitte & Touche Ltd. as our independent registered public accounting firm for the fiscal year ending December 31, 2011 and the authorization of our Board, acting through the Audit Committee, to set the fees for the independent registered public accounting firm. Representatives of the firm are expected to be present at the Annual General Meeting with an opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE APPOINTMENT OF DELOITTE & TOUCHE LTD. AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND THE AUTHORIZATION OF OUR BOARD, ACTING THROUGH THE AUDIT COMMITTEE, TO SET THE FEES FOR THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Audit and Non-Audit Fees

Aggregate fees for professional services rendered for us by Deloitte & Touche Ltd. for the fiscal years ended December 31, 2010 and 2009 are set forth below.

	Fiscal Year 2010	Fiscal Year 2009
Audit Fees	$3,817,098	$3,479,254
Audit-Related Fees	54,390	27,000
Tax Fees	656,933	753,468
All Other Fees	—	—

Total	$4,528,421	$4,259,722

Audit Fees for the years ended December 31, 2010 and 2009 were for professional services rendered for the audit of our annual financial statements, for the review of the financial statements included in our quarterly reports on Form 10-Q, for services in connection with the audits for insurance statutory and regulatory purposes in the various jurisdictions in which we operate and for the provision of opinions and comfort letters relating to our filings with the Securities and Exchange Commission.

Audit-Related Fees for the year ended December 31, 2010 were for the audit of employees’ pension plans, assistance with our SEC comment letter and review of the Company’s 2009 Loss Development Triangle report. For the year ended December 31, 2009, fees were for the audit of the employees’ pension plans.

Tax Fees for the years ended December 31, 2010 and 2009 were for professional services rendered for tax return preparation, compliance, tax planning and tax consulting.

There were no fees in the All Other Fees category for the fiscal years ended December 31, 2010 and 2009.

Pre-Approval Policy

In September 2003, our Board adopted a policy regarding the procurement of audit services and non-audit services. The primary purpose of the policy is to ensure that we engage public accountants as external auditors to provide only audit and non-audit services that are compatible with maintaining independence. The policy requires that the Audit Committee pre-approve all audit and non-audit services for which our auditors are engaged. The Audit Committee may delegate the authority to grant pre-approvals to the Chairman of the Audit Committee or, in the event of his non-availability, to any other Audit Committee member. The Chairman of the Audit Committee or such other Audit Committee member must present to the Audit Committee at each scheduled meeting any pre-approvals that are granted. For the years ended December 31, 2010 and 2009, 100% of the audit fees, the audit related fees and the tax fees were pre-approved.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10% of a registered class of our equity securities to file with the SEC and the New York Stock Exchange reports on Forms 3, 4 and 5 concerning their ownership of the common shares and other equity securities of the Company. Under SEC rules, we must be furnished with copies of these reports.

Based on our review of these reports, we believe that all of our directors, executive officers and shareholders who are required to file reports filed all of such reports on a timely basis during the year ended December 31, 2010.

SHAREHOLDER PROPOSALS FOR 2012 ANNUAL MEETING

Shareholder proposals intended for inclusion in the Proxy Statement for the 2012 Annual General Meeting of Shareholders pursuant to Rule 14a-8 under the Exchange Act should be sent to our Secretary at AXIS House, 92 Pitts Bay Road, Pembroke HM 08, Bermuda and must be received by November 22, 2011 and otherwise comply with the requirements of Rule 14a-8 in order to be considered for inclusion in the 2012 proxy materials. If the date of next year’s annual general meeting is moved more than 30 days before or after the anniversary date of this year’s annual general meeting, the deadline for inclusion of proposals in our proxy materials is instead a reasonable time before we begin to print and mail our proxy materials. In addition, if a holder of our common shares intends to present a proposal at the 2012 Annual General Meeting other than pursuant to Rule 14a-8 under the Exchange Act, and if the proposal is not received by our Secretary by February 5, 2012 or, if the date of next year’s annual general meeting is moved more than 30 days before or after the anniversary date of this year’s annual general meeting, a reasonable time before we mail our proxy materials for the 2012 Annual General Meeting of Shareholders, then the proxies designated by our Board for the 2012 Annual General Meeting of Shareholders may vote in their discretion on any such proposal any common shares for which they have been appointed proxies without mention of such matter in the proxy materials for such meeting.

Any shareholder entitled to vote at a meeting may submit candidates to be nominated for election as directors. A shareholder who wishes to submit a candidate for consideration must be a shareholder of record at the time that it submits a candidate for nomination and must be entitled to vote for the candidate at the meeting. A shareholder must give written notice of the submission to our Secretary not less than 90 days nor more than 120 days prior to the anniversary of the annual general meeting of shareholders of the preceding year. The notice must include:

(1)	the name, age and business and residence addresses of the candidate,

(2)	the principal occupation or employment of the candidate,

(3)	the number of common shares or other securities of the Company beneficially owned by the candidate,

(4)	all other information relating to the candidate that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act, and

(5)	the candidate’s written consent to be named in the proxy statement and to serve as a director if elected.

The notice also must include information on the shareholder submitting the nomination, including the shareholder’s name and address as it appears on our books and the number of our common shares beneficially owned by the shareholder.

OTHER MATTERS

We know of no specific matter to be brought before the meeting that is not referred to in this proxy statement. If any other matter properly comes before the meeting, including any shareholder proposal properly made, the proxy holders will vote the proxies in accordance with their best judgment on such matter.

We will bear the cost of this solicitation of proxies. We have engaged Morrow & Co., LLC, 470 West Ave., Stamford, CT 06902, to assist us in the solicitation of proxies and the anticipated cost of such engagement is approximately $15,000. Proxies also may be solicited by our directors, officers and employees and our subsidiaries without receiving additional compensation. The solicitation may be conducted by mail, telephone, telegram, telecopy, email, internet and personal solicitation. Upon request, we also will reimburse brokers, banks and others who hold shares in their names, or in the names of nominees, for forwarding proxy materials to the beneficial owners.

WE WILL FURNISH, WITHOUT CHARGE TO ANY SHAREHOLDER, A COPY OF OUR ANNUAL REPORT ON FORM 10-K THAT WE FILE WITH THE SECURITIES AND EXCHANGE COMMISSION. A COPY OF THE REPORT FOR THE FISCAL YEAR ENDED DECEMBER 31, 2010 MAY BE OBTAINED UPON WRITTEN REQUEST TO OUR SECRETARY AT AXIS HOUSE, 92 PITTS BAY ROAD, PEMBROKE HM 08, BERMUDA.

YOUR VOTE IS IMPORTANT	VOTE BY INTERNET/TELEPHONE
24 HOURS A DAY, 7 DAYS A WEEK

INTERNET		TELEPHONE		MAIL
www.proxyvoting.com/axs		1-866-540-5760

• Go to the website address listed above.	OR	• Use any touch tone telephone.	OR	• Mark, sign and date your proxy card.

• Have your proxy card ready.		• Have your proxy card ready.		• Detach your proxy card.

• Follow the simple instructions that appear on your computer screen.		• Follow the simple recorded instructions.		• Return your proxy card in the enclosed envelope.
DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET

AXIS CAPITAL HOLDINGS LIMITED

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD

    The undersigned hereby appoints John J. Murray and Richard T. Gieryn, Jr., and each of them, as proxies of the undersigned, with full power of substitution, to vote all of the common shares of AXIS Capital Holdings Limited held in the name of the undersigned at the close of business on March 7, 2011 on all matters presented at the Annual General Meeting of Shareholders of AXIS Capital Holdings Limited to be held on May 5, 2011 in Pembroke, Bermuda, and at any postponement or adjournment thereof.

    IF THIS PROXY IS PROPERLY EXECUTED AND RETURNED BY MAIL OR PROPERLY SUBMITTED VIA THE INTERNET OR BY PHONE, THE SHARES THAT IT REPRESENTS WILL BE VOTED AS SPECIFIED. IF NO CHOICE IS SPECIFIED, THE SHARES WILL BE VOTED FOR PROPOSALS 1, 2 AND 4 AND FOR “ONE YEAR” WITH RESPECT TO PROPOSAL 3.

  (Continued, and to be marked, signed and dated, on the other side)

To include any comments, please mark this box. ☐	BNY Mellon Shareowner Services P.O. Box 3550 South Hackensack, NJ 07606-9250

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Shareholders to be Held on May 5, 2011:

The Proxy Statement, the 2010 Annual Report to Shareholders and the Form 10-K of AXIS Capital Holdings Limited for

2010 are available at https://materials.proxyvote.com/G0692U.

Please mark, sign and date your proxy card and return it in the enclosed envelope.	PLEASE MARK YOUR VOTE AS INDICATED IN THIS EXAMPLE ☒

THE BOARD RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 AND 4 AND

FOR “ONE YEAR” WITH RESPECT TO PROPOSAL 3.

		FOR all nominees	WITHHOLD AUTHORITY for all nominees		EXCEPTIONS

1.	To elect the following five nominees as Class II directors of AXIS Capital Holdings Limited:	☐	☐		☐

(01) Robert L. Friedman (04) Thomas C. Ramey (02) Donald J. Greene (05) Wilhelm Zeller (03) Cheryl-Ann Lister

INSTRUCTIONS: To withhold authority to vote for any nominee listed, strike a line through that nominee’s name and check the “Exceptions” box above.

2.	To approve, by non-binding vote, the compensation of the named executive officers.	FOR ☐	AGAINST ☐		ABSTAIN ☐

3.	To recommend, by non-binding vote, the frequency of shareholder votes on named executive officer compensation.	1 Year ☐	2 Years ☐	3 Years ☐	Abstain ☐

4.	To appoint Deloitte & Touche Ltd. to act as the independent registered public accounting firm of AXIS Capital Holdings Limited for the fiscal year ending December 31, 2011 and to authorize the Board, acting through the Audit Committee, to set the fees for the independent registered public accounting firm.	FOR ☐	AGAINST ☐		ABSTAIN ☐

In their judgment, upon such other matters as may properly come before the meeting or any postponement or adjournment thereof.

DATE:                                 , 2011

SIGNATURE(S)

IMPORTANT: Please sign exactly as your name(s) appear(s) hereon. If you are acting as attorney-in-fact, corporate officer or in another representative capacity, please indicate the capacity in which you are signing.